EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

FRONTIER ACQUISITION I, INC.,

FRONTIER OILFIELD SERVICES INC.,

CHICO COFFMAN TANK TRUCKS, INC.,

COFFMAN DISPOSAL, L.L.C.,

AND

JIMMY D. COFFMAN

Dated as of June 29, 2012

5.11	Absence of Changes	27
5.12	No Undisclosed Liabilities	29
5.13	Taxes	29
5.14	Benefit Plans; ERISA	33
5.15	Assets	36
5.16	Contracts	37
5.17	Insurance	39
5.18	Labor Matters	40
5.19	Environmental Matters	42
5.20	Banks and Brokerage Accounts	43
5.21	Directors & Officers	43
5.22	Interests of Related Parties	43
5.23	Customers and Suppliers	43
5.24	Warranties	44
5.25	Absence of Fraud	44
5.26	No Brokers or Finders	44

ARTICLE VI REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT		45

6.1	Organization; Standing and Power	45
6.2	Authority; Enforceability	45
6.3	No Conflicts	45
6.4	Legal Proceedings	45
6.5	Capitalization	46
6.6	Form 10-K and Form 10-Q Filings	46
6.7	Investment Representation	46
6.8	WARN Act	46
6.9	No Brokers or Finders	47

ARTICLE VII PRE-CLOSING COVENANTS		47

7.1	Access to Information	47
7.2	Conduct of Business of the Company	47
7.3	Acquisition Proposals	49
7.4	Delivery of Updated Disclosure Schedules	49
7.5	Negative Cash Balances	50
7.6	Accounts Payable	50

ARTICLE VIII CONDITIONS TO CLOSING		50

8.1	Conditions to Obligations of the Purchaser and Parent	50
8.2	Conditions to Obligations of the Company and the Seller	53

ARTICLE IX POST-CLOSING COVENANTS		55

9.1	Confidentiality; Covenant Not to Compete	55
9.2	Post-Closing Notifications	57
9.3	Tax Matters	57
9.4	Releases	60
9.5	Matters Relating to Parent Common Stock; Lock-Up	61

9.6	Securities Law Compliance	64
9.7	Public Announcements	64
9.8	Lien Releases	64
9.9	Release of Personal Guaranties	64
9.10	Further Assurances	64

ARTICLE X Termination		65

10.1	Termination	65
10.2	Effect of Termination	65

ARTICLE XI INDEMNIFICATION		66

11.1	Survival of Representations, Warranties and Covenants	66
11.2	Limitations on Liability	66
11.3	Indemnification	69
11.4	Recourse Against Escrow Fund	70
11.5	Defense of Claims	71
11.6	Exclusive Remedy	73
11.7	Treatment of Indemnification Payments	73

ARTICLE XII GENERAL PROVISIONS		73

12.1	Expenses	73
12.2	Amendment	73
12.3	Waiver	73
12.4	Parent Guaranty	74
12.5	Notices	74
12.6	Counterparts	75
12.7	Governing Law	75
12.8	Entire Agreement	75
12.9	No Third Party Rights	75
12.10	Titles and Headings	75
12.11	Assignment	75
12.12	Successors and Assigns	76
12.13	Severability	76
12.14	Dispute Resolution; Forum	76
12.15	Waiver of Jury Trial	76
12.16	Certain Interpretive Matters and Definition	77
12.17	Counsel	77

Schedules:

Schedule 2.5(h)	Post-Closing Capital Expenditures
Schedule 4.5	Brokers or Finders
Schedule 5.1	Jurisdictions Qualified to do Business
Schedule 5.3	No Conflicts
Schedule 5.4(a)	Compliance with Laws
Schedule 5.4(b)	Compliance with Laws; Permits

Schedule 5.5	Governmental Approvals
Schedule 5.6(a)	Rights to Acquire Company Common Stock
Schedule 5.6(b)	Subsidiaries
Schedule 5.6(c)	No Conflicts
Schedule 5.7	Litigation; Orders
Schedule 5.8(a)	Company IP
Schedule 5.8(b)	Intellectual Property Rights - Infringements
Schedule 5.9(a)	Financial Statements
Schedule 5.9(b)	Accounts Receivable
Schedule 5.9(c)	Inventory
Schedule 5.9(e)	Indebtedness
Schedule 5.9(g)	Accounts and Notes Payable
Schedule 5.11	Absence of Changes
Schedule 5.13(a)	Taxes – Tax Returns
Schedule 5.13(b)	Taxes – No Extensions
Schedule 5.13(d)	Taxes – Audits
Schedule 5.13(f)	Taxes – Notices and Requests
Schedule 5.13(g)	Taxes – Tax Liability
Schedule 5.13(h)	Taxes – Adjustment
Schedule 5.13(i)	Taxes – Group
Schedule 5.13(q)(i)	Taxes – Change in Methods
Schedule 5.13(r)	Tax Returns
Schedule 5.13(s)	Taxes – Reserves
Schedule 5.13(u)	Subchapter S Subsidiaries
Schedule 5.14(a)	Benefit Plans
Schedule 5.14(f)	Benefit Plans – Other
Schedule 5.14(q)	Deferred Compensation
Schedule 5.15(a)	Titled Assets
Schedule 5.15(b)	Leased Assets
Schedule 5.15(c)	Owned Real Property
Schedule 5.15(d)	Leased Real Property
Schedule 5.16(a)	Company Contracts
Schedule 5.16(b)	Contracts - Defaults
Schedule 5.17	Insurance
Schedule 5.18(a)	Employees or Independent Contractors
Schedule 5.18(b)	Labor Disputes
Schedule 5.19(b)	Other Property
Schedule 5.19(e)	Environmental Laws
Schedule 5.19(g)	USTs
Schedule 5.19(h)	Pollutants
Schedule 5.20	Bank and Brokerage Accounts
Schedule 5.21	Directors and Officers
Schedule 5.22(a)	Interests of Related Parties
Schedule 5.22(b)	Transactions with Related Parties
Schedule 5.23	Customers and Suppliers
Schedule 5.24	Warranties
Schedule 5.26	Brokers or Finders

Annexes:

Annex I	Description of Shares
Annex II	EBITDA Methodology
Annex III	Working Capital Methodology
Annex IV	Indebtedness
Annex V	Seller Expenses
Annex VI	Transaction Bonuses
Annex VII	Specified Indemnification Matters

Exhibits:

Exhibit A	Escrow Agreement
Exhibit B	Form of Earn-Out Note
Exhibit C	Form of Employment Agreement (Seller)
Exhibit D	Form of Employment Agreement (Other Employees)

v

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of June 29, 2012, and entered into by and among Frontier Acquisition I, Inc., a Texas corporation (“Purchaser”), Frontier Oilfield Services Inc., a Texas corporation (“Parent”), Chico Coffman Tank Trucks, Inc., a Texas corporation (the “Company”), Coffman Disposal, L.L.C., a Texas limited liability company (“Coffman Disposal”), and Jimmy D. Coffman (the “Seller”).

PRELIMINARY STATEMENTS:

A. As of the date of this Agreement, the Seller owns all of the issued and outstanding common stock, par value $1.00 per share, of the Company (the “Company Common Stock”);

B. Immediately prior to, and subject to, the Closing, the Seller shall transfer to the Company all of the issued and outstanding membership interests of Coffman Disposal not currently owned by the Company; and

C. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, the Purchaser wishes to purchase, and the Seller wishes to sell, the Company Common Stock.

STATEMENT OF AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. For the purposes of this Agreement, the following terms have the meanings set forth below:

“Affiliate” means, with respect to any Person, any other Person who directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative thereto.

“Associate” means any corporation or organization (other than such Person or its Subsidiaries) of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, and any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of such Person or any of its parents or Subsidiaries.

“Business” means the business of the Company and its Subsidiaries as conducted on the date of this Agreement or as currently contemplated to be conducted by the Company or its Subsidiaries, including, without limitation, providing services to the oil and gas industry such as hauling and disposing of fluids and mud, operating disposal wells, and providing solids control, equipment rental, frac tank and roustabout services.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of Texas, or is a day on which banking institutions located in Dallas, Texas are authorized or required by Law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601, et seq.), as amended, and all rules, regulations and standards issued thereunder.

“EBITDA” means, for any period, without duplication, the total of the following for the Company and its Subsidiaries, each calculated for the relevant period: Net Income, plus interest expense, plus income taxes, plus depreciation and amortization calculated in accordance with GAAP, and consistent with the past practices of the Company and containing the line items (including certain other agreed-upon adjustments) and computed on the basis set forth in Annex II hereto.

“Encumbrance” means any security interest, pledge, bailment, mortgage, hypothecation, deed of trust, conditional sales and title retention agreement (including any lease in the nature thereof), charge, covenant, encumbrance, condition, voting trust arrangement, restriction (other than restrictions on transfer under applicable securities Laws), claim or right of a third party of whatever kind or nature, or other similar arrangement or interest in real or personal property, whether now or hereafter owned, operated or leased.

“Environmental Laws” means all past and present Laws which address, are related to, or are otherwise concerned with environmental, health or safety issues (including occupational safety and health) pollution, natural resources (including natural resource damages) or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including (a) laws relating to Releases or threatened Releases of Pollutants or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, transport or handling of Hazardous Materials and (b) CERCLA; the Clean Air Act, 42 U.S.C. §7401 et seq.; the Clean Water Act, 33 U.S.C. §1251 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §2702 et seq.; the National Environmental Policy Act, 42 U.S.C. §4321 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901 et seq., as amended by the Hazardous and Solid Waste Amendments of 1984; the Safe Drinking Water Act, 42 U.S.C. §300f et seq.; the Emergency Planning and Community Right-to-Know Act; the Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. §1251 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §136 et seq.; and the Toxic Substances Control Act, 15 U.S.C. §2601 et seq. (each such law as amended and currently in effect), any similar or analogous state and local laws and all regulations promulgated or issued thereunder.

“Environmental Liabilities” means any Liabilities (including any notices, claims, complaints, suits or other assertions of obligation or liability) that are (a) related to any environmental, health or safety issues, (b) based upon or related to any provision of past or present Environmental Law, and (c) any third party claim for damages arising from pollution or contamination or under Environmental Laws. The term “Environmental Liabilities” includes (without limitation): (i) fines, penalties, Orders, awards, settlements, losses, damages (including foreseeable and unforeseeable consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements; (ii) defense and other response to an administrative or judicial action (including notices, claims, complaints, Orders, suits and other assertions of liability); and (iii) financial responsibility or liability for (A) cleanup costs and/or injunctive relief, including any Removal, Remedial or Response actions, and natural resource damages, and (B) any other compliance or remedial measures.

“Environmental Permit” means any Permit that is authorized or issued pursuant to an Environmental Law.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Agreement” means the Escrow Agreement among the Purchaser, the Seller and the Escrow Agent, in the form attached hereto as Exhibit A.

“Escrow Amount” means $700,000.

“Escrow Fund” means the Escrow Amount, as the same may be increased or decreased from time to time pursuant to the terms of the Escrow Agreement.

“Estimated EBITDA Adjustment” means (i) to the extent Estimated EBITDA exceeds $3,263,929, an amount equal to the product of (x) 4.0 times (y) the difference between Estimated EBITDA minus $3,263,929, and (ii) to the extent Estimated EBITDA is less than $3,263,929, an amount (expressed as a negative) equal to the product of (x) 4.0 times (y) the difference between $3,263,929 minus Estimated EBITDA.

“Estimated Working Capital Adjustment” means (i) in the event Estimated Working Capital exceeds Target Working Capital by at least $4,000, the amount of such excess and (ii) in the event Target Working Capital exceeds Estimated Working Capital by at least $4,000, the amount of such excess (expressed as a negative number). For the avoidance of doubt, the Estimated Working Capital Adjustment shall equal zero ($0.00) to the extent Estimated Working Capital is greater than $96,000 and less than $104,000.

“Final Allocation” means the allocation of the Final Purchase Price as determined in accordance with Section 2.4.

“Governmental Authority” means any United States or foreign federal, state, provincial, regional, local or municipal legislative, executive or judicial department, commission, board, bureau, agency, office, tribunal, court or other instrumentality, governmental or quasi-governmental.

“Historical Audited Financial Statements” means the audited consolidated balance sheet and related statements of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of and for the fiscal years ended December 31, 2011 and December 31, 2010.

“Indebtedness” of any Person at any date means, without duplication, (i) all indebtedness of such Person for borrowed money whether short-term or long-term, (ii) any Liability evidenced by bonds, debentures, notes or similar instruments, (iii) any Liability to pay the deferred purchase price of property or services (other than trade liabilities and accrued expenses incurred and payable in the ordinary course of business), (iv) any capitalized lease indebtedness or other indebtedness arising under conditional sales contracts and other similar title retention instruments, (v) all Liability in respect of letters of credit, bankers’ acceptances or similar facilities, (vi) outstanding or unsatisfied obligations under any interest rate swap, interest rate cap, interest rate collar, currency swap agreement, cap agreement, collar agreement or other hedging or derivative agreement or arrangement (whether entered into for hedging or speculative purposes), (vii) all unpaid or deferred income Tax liabilities (excluding any income Tax liability of the Company or any Subsidiary resulting from the 338(h)(10) Election), (viii) all accounts payable that are more than ninety (90) days past due and all accounts payable relating to the Company’s “valve and control” division, (ix) all interest, penalties, fees (including any prepayment premiums) and other expenses owed with respect to indebtedness in the foregoing clauses (i) through (viii), and (x) all indebtedness referred to in the foregoing clauses (i) through (ix) that is directly or indirectly guaranteed by such Person.

“Knowledge” means, with respect to the Company, the knowledge of the following individuals: Jimmy D. Coffman, Terrisa Coffman and Anita Lansmon. For purposes of this Agreement, any individual shall be deemed to have knowledge of a particular fact or other matter if (a) such individual is actually aware of such fact or other matter or (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter after reasonable investigation.

“Laws” means all United States and non-U.S. federal, state and local laws, statutes, rules, regulations, standards, requirements, rules and principles of common law, ordinances and codes, now or hereafter in effect, including any judicial and administrative interpretations thereof, and all Orders.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

“Manage” and “Management” mean generation, production, handling, distribution, processing, use, storage, treatment, operation, transportation, recycling, reuse and/or disposal, as those terms are defined, construed or otherwise used in Environmental Laws.

“Material Adverse Effect” means a material adverse effect on (i) the assets, properties, Liabilities, operations, business, or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (ii) the ability of the Company or the Seller to perform its obligations hereunder; provided, however, that any event, occurrence, fact, condition or change resulting from any of the following shall not be deemed a Material Adverse Effect so long as each of the following does not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to the other participants in the industries or markets in which they operate: (i) the announcement of the transactions contemplated by this Agreement; (ii) any general market, economic, financial, labor or political conditions in the United States or in any foreign country; (iii) any outbreak or escalation of hostilities or act of terrorism involving, or any declaration of war by, the United States or any other country in which the Company operates; (iv) earthquakes, hurricanes, tornadoes, floods or other natural disasters; (v) changes in applicable Laws; or (vi) changes in, or in the application of, GAAP.

“Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries for such period, after deduction of all expenses, Taxes and other proper charges, determined in accordance with GAAP and consistent with past practices of the Company, for the relevant period taken as a single accounting period.

“Order” means any order, injunction, judgment, decree, ruling, writ, arbitration decision or award, Permit or assessment of a Governmental Authority.

“Other Property” means any property, other than the Property, which property was, at or prior to the Closing Date, owned, operated, leased or controlled by (i) the Company, (ii) any of the Company’s parent, Affiliates, Subsidiaries, or other related organization(s), or (iii) any predecessor or successor organization of those identified in (i) or (ii).

“Parent Common Stock” means the common stock (par value $0.01 per share) of Parent.

“Permit” means any permit, license, review, certification, approval, registration, consent, franchise, accreditation or other authorization issued pursuant to any Law.

“Permitted Encumbrances” means (i) Encumbrances for Taxes or assessments, which either (a) are not delinquent or (b) are being contested in good faith and by appropriate proceedings, and, in each case, for which adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company’s or any Subsidiary’s books with respect thereto, (ii) mechanics’, materialmen’s or contractors’ Encumbrances for amounts not yet due or payable and for which adequate reserves (as determined in accordance with GAAP, consistently applied) have been established on the Company’s or any of its Subsidiary’s books with respect thereto, (iii) covenants, conditions, restrictions, easements and other matters affecting the Company’s and its Subsidiaries’ assets or properties which do not impair the occupancy or use, value or marketability of the property which they encumber and (iv) Encumbrances securing Indebtedness that will be paid off at Closing or that will remain outstanding after the Closing Date as set forth on Schedule 5.9(e).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority.

“Pollutant” includes any substance, material, waste, article or product that is addressed or regulated under any Environmental Law, and including without limitation, any petroleum product or byproduct, solvent, flammable or explosive material, radioactive material (including naturally occurring radioactive material), asbestos, sewage, polychlorinated biphenyls (PCBs), dioxins, dibenzofurans, heavy metals, radon gas, mold, mold spores, mycotoxins, oil, natural gas and oil and gas wastes.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the Closing Date for any taxable period that includes (but does not end on) the Closing Date.

“Property” means any of the Owned Real Property or Leased Real Property.

“RCRA” means the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), as amended, and all rules, regulations and standards issued thereunder.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, placing, discarding, abandonment, presence requiring removal or abatement, or disposing into the environment (including the placing, discarding or abandonment of any barrel, container or other receptacle containing any Pollutant or other material).

“Removal,” “Remedial” and “Response” actions include the types of activities covered by CERCLA, RCRA, and other comparable Environmental Laws, including those adopted by the State of California, and whether the activities are (a) those that might be taken by a Governmental Authority or (b) those that a Governmental Authority or any other Person might seek to be taken by a third party who is or has been engaged in the Management of Pollutants.

“Seller Expenses” means the costs and expenses incurred on or prior to the Closing Date by the Company or any of its Subsidiaries (including any costs or expenses incurred, paid or agreed to be paid by the Company, any of its Subsidiaries or the Seller) in connection with this Agreement and the transactions contemplated hereby, including (i) all fees, commissions, costs and expenses of the Company’s or its Subsidiaries’ investment bankers, financial advisors, accountants and legal counsel incurred in connection with the transactions contemplated hereby and (ii) all other fees, commissions, costs and expenses of other third parties engaged by the Company, any of its Subsidiaries or the Seller to conduct any specific tasks or perform any specific analysis for the Company, any of its Subsidiaries or the Seller to the extent such expenses are incurred by or on behalf of the Company, any of its Subsidiaries or the Seller in connection with the transactions contemplated hereby, have not been paid prior to the Closing Date and are accrued liabilities or accounts payables for which the Company or its Affiliates will be liable or have agreed to be liable after the Closing, all as set forth on Annex V hereto. Any amount included in Seller Expenses which reduces the Initial Purchase Price pursuant to Section 2.2 shall not be included as a current liability in the determination of Working Capital.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation or a limited liability company or limited partnership (with voting securities) a majority of the total voting power of shares of stock or similar equity or ownership interest thereof entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees (or members of any similar governing body) thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, a partnership, an association or other business entity (without voting securities), a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, a partnership, an association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director, managing member or general partner (or equivalent) of such limited liability company, partnership, association or other business entity. Unless otherwise indicated, “Subsidiary” means a Subsidiary of the Company.

“Target Working Capital” means $100,000.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs, duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Liability for Taxes of any other Person.

“Tax Amount” means the amount of all Taxes (excluding any Taxes included in the definition of Indebtedness) owed or to be owed by the Seller or the Company as of the Closing for which the Company or the Seller would owe an indemnity pursuant to Section 11.3(b)(iv) if not paid at the Closing.

“Tax Authority” means any Governmental Authority responsible for the imposition or collection of any Tax.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Transaction Bonuses” means any bonuses or other compensation paid, or to be paid to any officer, director, manager or employee of the Company or any Subsidiary in connection with or as a result of the consummation of the transactions contemplated hereby, all of which are set forth on Annex VI hereto.

“UST” means an underground storage tank, including as that term is defined, construed and otherwise used in RCRA and in rules, regulations and standards issued pursuant to RCRA and comparable state and local Laws.

“Working Capital” means a calculation of the working capital of the Company containing the line items and computed on the basis set forth in Annex III hereto.

1.2 Additional Defined Terms. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
338(h)(10) Election	9.3(h)
Acquisition Proposal	7.3
Additional Issue Date	9.5(a)
ADSP	2.4
Agreement	Preamble
Ancillary Agreements	4.1
Average Share Price	9.5(a)
Balance Sheet Date	5.9(b)
Base Amount	2.2
Benefit Plan	5.14(a)
Closing	3.1
Closing Date	3.1
Closing Date Balance Sheet	2.3(a)
Closing Date Statement	2.3(c)
Closing Date Statement of Operations	2.3(a)
Code	5.13(h)
Coffman Disposal	Introductory Paragraph
Coffman Employment Agreement	2.5(g)
Company	Introductory Paragraph
Company Balance Sheet	5.9(b)
Company Contracts	5.16(a)
Company Financial Statements	5.9(a)
Company IP	5.8(a)
Compliance Representations	11.1(a)
Confidential Information	9.1
Contracts	5.16(a)
D&O Indemnified Liability	11.2(i)
Designated Accounting Firm	2.3(e)
Direct Claim	11.5(d)
Earn-Out Amount	2.5(c)
Earn-Out Note	2.5(c)
Earn-Out Payment Date	2.5(d)
Encumbrances	4.1
Environmental Reports	5.19(m)
Equity Value Determination Date	9.5(a)

Term	Section
ERISA	5.14(a)
ERISA Affiliate	5.14(a)
Estimated EBITDA	2.3(a)
Estimated Working Capital	2.3(a)
Family Group	9.5(b)
Final Closing Date Balance Sheet	2.3(c)
Final Purchase Price	2.2
Final Statement of Operations	2.3(c)
Final Tax Adjustment	9.3(i)
Form 8883	2.4
Fundamental Representations	11.1(a)
GAAP	5.9(a)
Indemnifiable Losses	11.2(a)
Indemnifying Party	11.2(a)
Indemnitee	11.2(a)
Indemnity Payment	11.2(a)
Initial Closing Date Certificate	2.3(a)
Intellectual Property	5.8(a)
IRS	5.14(a)
Leased Real Property	5.15(d)
LLC Interests	4.3
Measurement Date	2.5(a)
Owned Real Property	5.15(c)
Post-Closing EBITDA	2.5(b)
Post-Closing EBITDA Statement	2.5(b)
Post-Closing Financial Statements	2.5(a)
Prior Payments	11.3(d)
Protest Notice	9.3(i)
Purchaser	Introductory Paragraph
Resolution Period	9.3(i)
Securities Act	6.7
Seller Post-Closing EBITDA Objections	2.5(e)
Seller	Introductory Paragraph
Seller Objections	2.3(e)
Seller’s Tax Adjustment Schedule	9.3(i)
Shares	2.1
Straddle Period	9.3(a)
Subsidiary Capital Stock	5.6(d)
Surrendered Share True-Up Amount	9.5(a)
Target Equity Value	9.5(a)
Tax Adjustment	9.3(i)
Tax Benefit	11.3(d)
Tax Contest	9.3(j)
Third Party Claim	11.2(a)

ARTICLE II

PURCHASE AND SALE

2.1 Purchase and Sale of the Shares. Upon and subject to the terms and conditions of this Agreement, at the Closing, the Seller will sell, assign, transfer and deliver to the Purchaser, free and clear of all Encumbrances of whatever kind and nature, and the Purchaser will purchase and acquire from the Seller, all of the issued and outstanding shares of Company Common Stock (the “Shares”).

2.2 Purchase Price. At the Closing, in consideration of the (i) sale of the Shares by the Seller to the Purchaser and (ii) non-compete covenants set forth in Section 9.1(b), the Purchaser shall pay to the Seller an aggregate purchase price equal to $17,408,348 (the “Base Amount”), (a) minus the amount of Indebtedness of the Company and its Subsidiaries immediately prior to the Closing, (b) minus Seller Expenses to be paid at the Closing, (c) plus the Estimated Working Capital Adjustment, (d) plus the Estimated EBITDA Adjustment, (e) minus the Transaction Bonuses and (f) minus the Tax Amount (the “Initial Purchase Price”). The Initial Purchase Price shall be payable at the Closing as described in Section 3.2 below and shall be subject to adjustment as provided in Sections 2.3 and 2.5 (such adjusted Initial Purchase Price being the “Final Purchase Price”).

2.3 Purchase Price Adjustment.

(a) At least two (2) Business Days prior to the Closing Date, the Company shall deliver to the Purchaser a certificate (the “Initial Closing Date Certificate”), certified and executed by the Chief Financial Officer of the Company, setting forth the Company’s good faith estimates of (i) the amount of Indebtedness of the Company and its Subsidiaries immediately prior to the Closing, (ii) the Seller Expenses to be paid by or on behalf of the Company or the Seller at the Closing, (iii) the amount of the Transaction Bonuses, (iv) the Tax Amount, (v) the Company’s good faith estimate of Working Capital as of the Closing Date (the “Estimated Working Capital”), along with a copy of the Company’s good faith estimated unaudited consolidated balance sheet as of the Closing Date (the “Closing Date Balance Sheet”) upon which such calculations are based and (vi) the Company’s good faith estimate of EBITDA for the twelve-month period ended the last day of the calendar month immediately preceding the month during which the Closing occurs (the “Estimated EBITDA”), along with a copy of the Company’s good faith estimated unaudited statement of operations for such period (the “Closing Date Statement of Operations”) upon which such calculations are based. The computation of (A) Estimated Working Capital set forth in the Initial Closing Date Certificate and the Closing Date Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with Annex III hereto and (B) Estimated EBITDA set forth in the Initial Closing Date Certificate and the Closing Date Statement of Operations shall be prepared in accordance with GAAP on a basis consistent with Annex II hereto.

(b) If within two (2) Business Days following receipt of the Initial Closing Date Certificate, (i) the Purchaser has not given the Company notice of its objection to the Estimated Working Capital calculation or the Closing Date Balance Sheet, the Initial Purchase Price shall be increased or decreased, as applicable, on a dollar-for-dollar basis by an amount equal to the

Estimated Working Capital Adjustment as determined by the Company and (ii) the Purchaser has not given the Company notice of its objection to the Estimated EBITDA calculation or the Closing Date Statement of Operations, the Initial Purchase Price shall be increased or decreased, as applicable, on a dollar-for-dollar basis by an amount equal to the Estimated EBITDA Adjustment as determined by the Company. If the Purchaser gives any such notice of objection, the Company and the Purchaser will work together diligently and in good faith to resolve the issues in dispute. If all disputed issues are resolved, (i) the Estimated Working Capital as agreed upon by the Purchaser and the Company shall be used to complete the Estimated Working Capital Adjustment and (ii) the Estimated EBITDA as agreed upon by the Purchaser and the Company shall be used to complete the Estimated EBITDA Adjustment.

(c) Not later than sixty (60) calendar days after the Closing Date, the Purchaser shall cause to be delivered to the Seller a statement (the “Closing Date Statement”) setting forth the Purchaser’s calculation of the Final Purchase Price (including the Purchaser’s calculation of the components thereof contained in clauses (a) through (f) of Section 2.2 as of the Closing Date) together with (A) the balance sheet of the Company prepared as of the Closing Date (but prior to the consummation of the transactions contemplated by this Agreement) from which such Closing Date Statement was derived (the “Final Closing Date Balance Sheet”) and (B) the statement of operations of the Company as at, and for the twelve-month period ended the last day of the calendar month immediately preceding the month during which the Closing occurs from which such Closing Date Statement was derived (the “Final Statement of Operations”). The calculation of EBITDA and Working Capital set forth in the Closing Date Statement shall be determined in accordance with GAAP on a basis consistent with Annex II and Annex III, respectively.

(d) The Purchaser shall permit the Seller and its representatives reasonable and timely access to the books and records, accountant’s work papers, personnel, and facilities of the Company and its Subsidiaries to the extent reasonably necessary to review the Closing Date Statement, the calculation of the Final Purchase Price, the Final Statement of Operations and the Final Closing Date Balance Sheet and for the purpose of resolving any disputes with respect thereto.

(e) Within ten (10) calendar days after its receipt of the Closing Date Statement, Final Closing Date Balance Sheet and Final Statement of Operations, the Seller may either inform the Purchaser in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth each of its objections (the “Seller Objections”). Any items included in the Closing Date Statement which are not disputed by the Seller in the Seller Objections (other than items necessary to offset an issue raised in the Seller Objections) shall be deemed agreed to by the Seller. If the Seller delivers the Seller Objections and the parties do not resolve all such Seller Objections on a mutually agreeable basis within five (5) Business Days after the Purchaser’s receipt of the Seller Objections, any Seller Objections as to which the Purchaser and the Seller cannot agree upon may be submitted by either the Purchaser or the Seller to the Dallas, Texas office of Whitley Penn (the “Designated Accounting Firm”) for resolution as provided herein; provided, however, if such accounting firm is unable or unwilling to serve as the Designated Accounting Firm, then the disputed Seller Objections shall be submitted to an accounting firm that is mutually acceptable to the Seller and the Purchaser. If the Seller and the Purchaser are

unable to agree on a mutually acceptable Designated Accounting Firm, then the Designated Accounting Firm shall be an independent accounting firm of regionally or nationally recognized reputation which shall be selected by lot after each of the Seller and the Purchaser have each proposed two (2) firms and excluded one (1) firm proposed by the other. Subject to Section 2.3(f), the Designated Accounting Firm shall have the power, authority and duty to resolve any outstanding Seller Objections and the decision of the Designated Accounting Firm shall be final and binding upon the parties. Upon the agreement of the parties or the decision of the Designated Accounting Firm, the Closing Date Statement, as adjusted in accordance with this Section 2.3, if necessary, shall be final and conclusive with respect to the calculation of the Final Purchase Price, including, without limitation, the calculation of (i) EBITDA for the twelve-month period ended the last day of the calendar month immediately preceding the month during which the Closing occurs and (ii) Working Capital as of the Closing Date. If the Seller fails to deliver any Seller Objections to the Purchaser within the first ten (10)-day period referred to above, the Closing Date Statement delivered by the Purchaser and the calculations set forth therein shall be final and binding on the parties.

(f) In resolving any disputed item, the Designated Accounting Firm (i) shall be bound by the provisions of this Section 2.3, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either the Purchaser or the Seller, (iii) shall restrict its decision to such items included in the Seller Objections which are then in dispute, (iv) may review only the written presentations of the Purchaser and the Seller in resolving any matter which is in dispute and (v) shall render its decision in writing within thirty (30) calendar days after the disputed items have been submitted to it. Upon the resolution of all Seller Objections, the Final Statement of Operations, the Final Closing Date Balance Sheet, EBITDA for the twelve-month period ended the last day of the calendar month immediately preceding the month during which the Closing occurs, Working Capital as of the Closing Date and the determination of the Final Purchase Price shall be revised to reflect the resolution. If the Seller makes any Seller Objections, the fees, costs and expenses of the Designated Accounting Firm shall be paid (i) by the Seller if the Seller Objections are resolved in favor of the Purchaser, or (ii) by the Purchaser if the Seller Objections are resolved in favor of the Seller. If the Seller Objections are resolved part in favor of the Seller and part in favor of the Purchaser, such fees, costs and expenses shall be shared by the Purchaser and the Seller in inverse proportion to the aggregate amount of the Seller Objections resolved in favor of the Seller compared to the aggregate amount of the Seller Objections resolved in favor of the Purchaser.

(g) If the Final Purchase Price as finally determined in accordance with this Section 2.3 exceeds the Initial Purchase Price, the Purchaser shall pay the amount of the difference in cash to the Seller within five (5) Business Days after such final determination. If the Final Purchase Price as finally determined in accordance with this Section 2.3 is less than the Initial Purchase Price, the Seller shall deliver an amount of the difference in cash to the Purchaser within five (5) Business Days after such final determination; provided, however, that by notice to the Seller, the Purchaser may elect to have all or any portion of any amount to which it may be entitled to receive under this Section 2.3(g) released from the Escrow Fund, in which event (i) the Purchaser and the Seller shall instruct the Escrow Agent to release such amount from the Escrow Fund to the Purchaser and (ii) the Seller shall be obligated to promptly replenish the Escrow Amount then held pursuant to the Escrow Agreement in an aggregate sum equal to the amount released pursuant to the foregoing clause (i).

2.4 Allocation of Purchase Price. The Seller and Purchaser shall cooperate with each other in allocating the aggregate deemed sales price (“ADSP”) as defined in Treas. Reg. §1.338-4 among the classes of assets of the Company and its Subsidiaries, as applicable pursuant to Treas. Reg. §1.338-6, and shall make available to each other such tax data and other information as may be reasonably requested by the other party. The Seller and Purchaser shall agree on an allocation of such ADSP among the classes of assets of the Company and any Subsidiaries to be reported on IRS Form 8883 and any similar form under applicable state, local or foreign income Tax Law (collectively, “Form 8883”) to be filed by the Seller and Purchaser within sixty (60) days of the Closing Date. In the event that Purchaser and the Seller are unable to agree on the allocation of ADSP to be reported on Form 8883 within this time frame, the matter in dispute shall be resolved as soon as practicable (but in any event within thirty (30) days thereafter) by the Designated Accounting Firm or, if the disagreement involves valuation, by a nationally recognized appraisal firm mutually satisfactory to the parties, which resolution shall be binding and conclusive upon the Seller and Purchaser. Purchaser, on the one hand, and the Seller, on the other hand, shall bear equally the fees and expenses of such firm. Purchaser and the Seller shall file all Tax Returns in a manner consistent with the allocation of the ADSP reported on Form 8883 (and comparable forms for state, local or foreign Tax law). The amount allocated to the non-compete obligations in Section 9.1(b) for income tax purposes shall be no greater than $100,000.

2.5 Earn-Out.

(a) As soon as practicable after the last day of the calendar month in which the first anniversary of the Closing occurs (such last day being the “Measurement Date”), the Purchaser will cause the Company’s independent auditors to (a) conduct an audit of the financial condition, business operations, books and records of the Company and its Subsidiaries for the twelve-month period ended on the Measurement Date, each on a consolidated and consolidating basis, and (b) prepare a consolidated balance sheet and statements of income and cash flows for the Company for the twelve-month period ended on the Measurement Date (the “Post-Closing Financial Statements”). The Post-Closing Financial Statements shall be prepared in accordance with GAAP on a basis consistent with the Company’s consolidated unaudited financial statements as of and for the twelve-month period ending on the Balance Sheet Date.

(b) Within ninety (90) calendar days after the Measurement Date, the Company shall (and the Purchaser shall cause the Company to) prepare and deliver to the Seller a copy of the Post-Closing Financial Statements, together with a statement certified by the Company’s Chief Financial Officer (the “Post-Closing EBITDA Statement”) of Post-Closing EBITDA. For purposes of this Agreement, “Post-Closing EBITDA” means the EBITDA of the Company for the twelve-month period ended on the Measurement Date.

(c) If Post-Closing EBITDA, as reflected on the Post-Closing EBITDA Statement (as finally determined below), exceeds $4,050,000, (i) the Purchaser shall (or shall cause the Company to), on the Earn-Out Payment Date (as defined below), if requested by the

Seller, deliver to the Seller an unsecured promissory note in the form attached hereto as Exhibit B (the “Earn-Out Note”) and/or (ii) Parent shall, if requested by the Seller, on the Earn-Out Payment Date (as defined below), issue shares of Parent Common Stock to the Seller (with an agreed upon value of $4.00 per share); provided, however, that the sum of (A) the principal amount of the Earn-Out Note issued pursuant to clause (i) above plus (B) the aggregate value of the Parent Common Stock (based on the agreed upon value of $4.00 per share) issued to the Seller pursuant to clause (ii) above shall be equal to the Earn-Out Amount. The “Earn-Out Amount” means an amount determined in accordance with the table set forth below:

Post-Closing EBITDA	Earn-Out Amount
Less than $4,050,000	$0
$4,050,000 to $4,950,000	$2,300,000 * (Post-Closing EBITDA/$4,500,000)
Greater than $4,950,000	$2,530,000

(d) The parties will treat any payment pursuant to this Section 2.5 as an adjustment to the Final Purchase Price. “Earn-Out Payment Date” means the date that is two (2) Business Days after the final determination of Post-Closing EBITDA.

(e) Within ten (10) calendar days after its receipt of the Post-Closing EBITDA Statement, the Seller may either inform the Company in writing that the Post-Closing EBITDA Statement is acceptable or object thereto in writing, setting forth each of its objections (the “Seller Post-Closing EBITDA Objections”); provided, however, that the Seller shall not be entitled to dispute any matter that has already been finally determined. Any items included in the Post-Closing EBITDA Statement which are not disputed by the Seller in the Seller Post-Closing EBITDA Objections (other than items necessary to offset an issue raised in the Seller Post-Closing EBITDA Objections) shall be deemed agreed to by the Seller. If the Seller delivers the Seller Post-Closing EBITDA Objections and the parties do not resolve all such Seller Post-Closing EBITDA Objections on a mutually agreeable basis within ten (10) calendar days after the Company’s receipt of the Seller Post-Closing EBITDA Objections, any Seller Post-Closing EBITDA Objections as to which the Company and the Seller cannot agree upon may be submitted by either the Company or the Seller to the Designated Accounting Firm. The Designated Accounting Firm shall have the power, authority and duty to resolve any outstanding Seller Post-Closing EBITDA Objections and the decision of the Designated Accounting Firm shall be final and binding upon the parties. Upon the agreement of the parties or the decision of the Designated Accounting Firm, the Earn-Out Amount and the Post-Closing EBITDA Statement, as adjusted in accordance with this Section 2.5, if necessary, shall be final and conclusive. If the Seller fails to deliver any Seller Post-Closing EBITDA Objections to the Company within the first ten (10)-day period referred to above, the Post-Closing EBITDA Statement delivered by the Company shall be final and binding on the parties.

(f) In resolving any disputed item, the Designated Accounting Firm (a) shall be bound by the provisions of this Section 2.5, (b) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either the Company or the Seller, (c) shall restrict its decision to such items included in the Seller Post-Closing EBITDA Objections which are then in dispute, (d) may review only the written presentations of the Company and the Seller in resolving any matter which is in dispute and (e) shall render its decision in writing within thirty (30) calendar days after the disputed items have been submitted to it. Upon the resolution of all Seller Post-Closing EBITDA Objections, the Post-Closing EBITDA Statement shall be revised to reflect the resolution. If the Seller makes any Seller Post-Closing EBITDA Objections, the fees, costs and expenses of the Designated Accounting Firm shall be paid (x) by the Seller if the Seller Post-Closing EBITDA Objections are resolved in favor of the Company, or (y) by the Company if the Seller Post-Closing EBITDA Objections are resolved in favor of the Seller. If the Seller Post-Closing EBITDA Objections are resolved part in favor of the Seller and part in favor of the Company, such fees, costs and expenses shall be shared by the Company and the Seller in inverse proportion to the aggregate amount of the Seller Post-Closing EBITDA Objections resolved in favor of the Seller compared to the aggregate amount of the Seller Post-Closing EBITDA Objections resolved in favor of the Company.

(g) Notwithstanding anything to the contrary contained in this Section 2.5, in the event Seller’s employment with the Company is terminated by the Company without “Cause” (as defined in the Seller’s employment agreement to be entered into at Closing in accordance with Section 8.1(m) (the “Coffman Employment Agreement”)) or by the Seller for “Good Reason” (as defined in the Coffman Employment Agreement), in each case prior to the Measurement Date, then a stipulated Earn-Out Amount equal to $2,300,000 shall be deemed to have been earned by the Seller hereunder, and the Purchaser shall (or shall cause the Company to) deliver an Earn-Out Note (and/or shares of Parent Common Stock as described in Section 2.5(c) hereof if requested by Seller), with an original principal amount equal to such stipulated Earn-Out Amount, to the Seller on or prior to the date that is two (2) Business Days after any such termination of Seller’s employment with the Company. For the avoidance of doubt, in the event that the Purchaser or the Company becomes obligated to make any payment to the Seller pursuant to this Section 2.5(g), such obligation shall be in lieu of, and not in addition to, any other payment obligations under this Section 2.5.

(h) General Earn-Out Provisions. The Seller acknowledges that (i) upon the Closing, the Purchaser shall have the right to operate the Company and the Purchaser’s other businesses in any way that the Purchaser deems appropriate, including without limitation, with respect to the hiring, firing and compensation of employees, the closing of any existing facilities or the opening of new facilities, the pricing and terms of marketing and sale of all products and services, whether and to what extent to advertise or promote such products and services, the making or not of capital expenditures, and the settlement or not of claims and the management of all litigation and disputes with third parties (including partners, lenders, suppliers, customers, competitors, employees, consultants and agents); provided, that the Purchaser has committed to and hereby agrees to make the post-Closing capital expenditures of the Company as specified on Schedule 2.5(h), (ii) neither the Purchaser nor its Affiliates shall have any obligation to operate the Company in order to achieve or maximize EBITDA or any payment to be made under this

Section 2.5, and the Purchaser makes no assurance that the Company will have any particular license, personnel, assets or support, (iii) the payments that may become due or payable (if any) under this Section 2.5 are subject to numerous factors outside the control of the Purchaser and its Affiliates, (iv) there is no assurance that the Seller will receive any particular payment described in this Section 2.5 and the Purchaser has not promised nor projected any such payments, (v) the Seller is not relying on the past performance or financial results, or assets, facilities or personnel, of the Purchaser or its Affiliates, (vi) except for the duties expressly set forth in this Agreement, the Purchaser owes no express or implied duty to the Seller, and in no case does the Purchaser owe to the Seller any fiduciary or other implied at law duties, and (vii) each of the parties hereto intend the express provisions of this Agreement solely to govern their contractual relationship; provided, however, that notwithstanding the foregoing, in the event that during the first year after the Closing, Purchaser or Parent (A) elects to discontinue the Company’s business as it is being conducted on the Closing Date or materially changes the type or nature of the Company’s business from the type and nature of the business being conducted by the Company on the Closing Date, (B) fails in any material respect to fund the post-Closing capital expenditures of the Company as specified on Schedule 2.5(h) hereof, or (C) consummates the direct or indirect sale of all or substantially all of the assets or stock of Parent, the Purchaser and/or the Company to a third party (whether by asset sale, stock sale, merger, consolidation or otherwise), then Seller shall be entitled to receive 100% of the Earn-Out Amount (i.e., $2,300,000) on the first anniversary of the Closing Date (through delivery of the Earn-Out Note and/or shares of Parent Common Stock, if requested by Seller, as described in Section 2.5(c) hereof). The Seller hereby waives any fiduciary duty or express or implied duty of the Purchaser or its Affiliates to the Seller.

ARTICLE III

CLOSING

3.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of the Purchaser, no later than three (3) Business Days following satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement or at such other time, place and date as is mutually agreed to by the parties hereto; provided, that the parties shall endeavor to consummate the Closing on or prior to July 13, 2012. The date of the Closing is referred to in this Agreement as the “Closing Date.” The Closing need not be in person.

3.2 Actions at the Closing. At the Closing:

(a) the Purchaser and/or Parent, as the case may be, shall deliver to the Seller and/or the Company the various certificates, instruments and documents referred to in Section 8.2 below;

(b) the Seller and/or the Company, as the case may be, shall deliver to the Purchaser and Parent the various certificates, instruments and documents referred to in Section 8.1 below;

(c) in exchange for the payment by the Purchaser to the Seller of the Initial Purchase Price in accordance with Section 3.2(d), the Seller shall convey the Shares to the Purchaser and shall deliver to the Purchaser certificates representing all of the Shares, duly endorsed in blank or accompanied by transfer powers duly executed in blank;

(d) the Purchaser shall:

(i) cause Parent to (and Parent hereby agrees to) issue an aggregate of 1,177,087 shares of Parent Common Stock (with an agreed upon value of $4,708,348) to the Seller;

(ii) pay to the Escrow Agent, by wire transfer of immediately available funds, the Escrow Amount;

(iii) pay to the holders of such Indebtedness, the amount of the Indebtedness to be repaid at the Closing, if any, as set forth on Annex IV hereto in accordance with the instructions set forth in the pay-off letters delivered pursuant to Section 8.1(g);

(iv) pay to the Persons set forth in Annex V, the Seller Expenses set forth in Annex V in accordance with the instructions received from such Persons prior to the Closing;

(v) pay to the Company, the Transaction Bonuses; and

(vi) Pay to the Seller, by wire transfer of immediately available funds, the remainder (if any) of the Initial Purchase Price.

(e) the Company shall pay the Transaction Bonuses to the Persons and in the amounts listed on Annex VI hereto less any and all Taxes, FICA or other withholding amounts required by applicable Laws.

3.3 Simultaneous Deliveries. The delivery of the documents required to be delivered at the Closing pursuant to this Agreement shall be deemed to occur simultaneously. No delivery shall be effective until each party has received or waived receipt of all the documents that this Agreement entitles such party to receive.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

OF THE SELLER

The Seller represents, warrants and covenants to the Purchaser and Parent as of the date hereof and as of the Closing Date that:

4.1 Authorization; Enforceability. The Seller has all requisite power and authority to execute and deliver this Agreement and the other agreements attached (or forms of which are attached) as exhibits hereto (collectively, the “Ancillary Agreements”) to which the Seller is a party, to perform the Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The Seller has the full power and authority to exchange, assign, transfer and deliver the Shares to the Purchaser, free and clear of all Encumbrances. This Agreement and the Ancillary Agreements to which the Seller is a party have been or will be, as applicable, duly and validly executed and delivered by the Seller and, assuming the due authorization, execution and delivery hereof by the Purchaser and Parent, constitute or will constitute, as applicable, a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to the enforcement of creditors’ rights generally.

4.2 No Conflicts. The execution and delivery by the Seller of this Agreement and each of the Ancillary Agreements to which the Seller is a party does not, and the performance and consummation by the Seller of the transactions contemplated hereby and thereby do not and will not:

(a) conflict with or result in a violation or breach of any Laws or Orders applicable to the Seller or any of the Seller’s assets and properties or require any consent or approval of or any notice or filing with any Governmental Authority, regulatory body or other third party; or

(b) conflict with or result in a violation or breach of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of, any note, bond, lease, license, agreement or other instrument or obligation to which the Seller is a party or by which the Seller’s assets or properties are bound.

4.3 Seller’s Waiver. The Seller hereby waives and undertakes to procure the waiver of all preemptive rights, co-sale rights, rights of first refusal, management equityholder transfer restrictions and similar rights over, or with respect to, (i) the Shares to which the Seller or any of its Affiliates may be entitled under the Company’s certificate of incorporation or bylaws, or otherwise in relation to the sale and purchase of the Shares hereunder and (ii) the membership interests in Coffman Disposal (the “LLC Interests”) to which the Seller or any of its Affiliates may be entitled under Coffman Disposal’s certificate of formation or operating agreement, or otherwise in relation to the transfer of the LLC Interests to the Company as contemplated hereunder.

4.4 Ownership of Shares and LLC Interests. The Seller is the sole record and beneficial owner of the Shares and LLC Interests set forth opposite the Seller’s name on Annex I hereto, free and clear of all Encumbrances. The Seller is not a party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent, or restrictions on transfer, with respect to the Shares or the LLC Interests. At the Closing, the Seller will transfer its entire right, title and interest in and to the Shares to the Purchaser.

4.5 No Brokers or Finders. Except as set forth on Schedule 4.5, the Seller has not incurred and will not incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of the Seller, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

4.6 Legal Proceedings. There is no action, suit, claim, proceeding or investigation pending or, to the knowledge of the Seller, threatened against or involving the Seller or his assets or properties in a matter that would adversely affect his ability to perform his obligations under this Agreement or any Ancillary Agreements to which it is a party, and the Seller does not have knowledge of any reasonable basis for any of the foregoing.

4.7 Purchase Entirely for Own Account. The shares of Parent Common Stock to be received by the Seller in accordance with the terms of this Agreement will be acquired for investment for the Seller’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling, granting any participation in, or otherwise distributing the same. The Seller further represents that he does not have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the shares of Parent Common Stock.

4.8 Disclosure of Information. The Seller has had an opportunity to ask questions and receive answers from Parent regarding the terms and conditions of the offering of the shares of Parent Common Stock and the business, properties, prospects and financial condition of Parent.

4.9 Investment Experience. The Seller is able to fend for himself, can bear the economic risk of his investment, and has such knowledge and experience in financial or business matters that he is capable of evaluating the merits and risks of the investment in the shares of Parent Common Stock.

4.10 Accredited Investor. The Seller is an “accredited investor” within the meaning of Securities and Exchange Commission Rule 501 of Regulation D, as presently in effect.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND ITS

SUBSIDIARIES

The Seller and, until the Closing Date, the Company, jointly and severally represent and warrant to the Purchaser and Parent as of the date of this Agreement and as of the Closing Date, subject to the exceptions as are specifically disclosed with respect to specific numbered and lettered subsections of this Article V in the Schedules hereto (provided that any matter disclosed in any Schedule as an exception to one section of this Agreement shall also be deemed an exception to any other section of this Agreement to which such matter applies if the disclosure sets forth sufficient information that a reasonable person would conclude that it applies to such other section), delivered herewith and dated as of the date hereof, as follows:

5.1 Organization and Qualification. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. The Company is qualified or licensed to do business and is in good standing as a foreign corporation in each jurisdiction in which the ownership, use, licensing or leasing of its assets and properties, or the conduct or nature of its Business, makes such qualification, licensing or admission necessary. Schedule 5.1 sets forth (i) each jurisdiction where the Company is so qualified, licensed or admitted to do business and (ii) any name or names under which the Company or any of its predecessors has invoiced account debtors, maintained records concerning its assets or otherwise conducted business in the last five (5) years.

5.2 Authority; Enforceability. The Company has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which the Company is a party, to perform each of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All actions required on the part of the Company for such execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party have been duly and validly taken. Assuming due execution and delivery by the Purchaser and Parent, this Agreement and each of the Ancillary Agreements to which the Company is a party constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, and other similar laws relating to the enforcement of creditors’ rights generally.

5.3 No Conflicts. Except as set forth on Schedule 5.3, the execution and delivery by the Company of this Agreement and each of the Ancillary Agreements to which it is a party does not, and the performance and consummation by the Company of the transactions contemplated hereby or thereby do not and will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of the Company’s certificate of incorporation, bylaws or other organizational or constituent documents of the Company or any Subsidiary; (ii) conflict with or result in a violation or breach of, or default under, give rise to any right of acceleration or termination of, or otherwise require the consent of any Person pursuant to, any of the terms, conditions or provisions of any Permit, or of any Company Contract disclosed or required to be disclosed on Schedule 5.16(a); (iii) result in the creation of any Encumbrance on any of the assets or properties of the Company or any Subsidiary; or (iv) assuming compliance with the matters referred to on Schedule 5.5, conflict with or result in a violation or breach of any Laws or Orders applicable to the Company, any Subsidiary or any of their respective assets or properties. The Company is not in violation of its certificate of incorporation, bylaws or other similar organizational or constituent documents.

5.4 Compliance with Laws; Permits.

(a) Except as set forth on Schedule 5.4(a), neither the Company nor any Subsidiary is in violation of, has been given notice of or has been threatened to be cited or charged with any violation of any applicable Law or Order.

(b) The Company and each Subsidiary owns, holds, possesses or lawfully uses in the operation of the Business all Permits which are in any manner necessary for it to conduct the Business as now conducted or for the ownership, operation and use of its assets, free and clear of all Encumbrances. All such Permits and the expiration date (if any) thereof are listed and described on Schedule 5.4(b). Neither the Company nor any such Subsidiary is in default, nor has it received any notice of any claim of default, with respect to any such Permits. All such Permits are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees, and there is no reason to believe that any of such Permits will be terminated or will otherwise not be renewed, or the conditions and/or requirements associated with such Permits cannot reasonably be satisfied. None of such Permits will be adversely affected by consummation of the transactions contemplated hereby, and such Permits may continue to be in the name of the Company or its Subsidiaries following the Closing, without the need to reflect a change of ownership of the Company or any Subsidiary.

(c) Neither the Company, any of the Subsidiaries, nor any of their respective officers, directors, employees, consultants, representatives, agents or Affiliates (nor any Person acting on behalf of any of the foregoing) has directly, or indirectly through a third-party intermediary, (i) paid, offered, given, promised to pay, or authorized the payment of any money or anything of value (including any gift, sample, travel, meal and lodging expense, entertainment, service, equipment, debt forgiveness, donation, grant or other thing of value, however characterized) to any officer or employee of a Governmental Authority, any Person acting for or on behalf of any Governmental Authority, any political party or official thereof, any candidate for political office or any other Person at the suggestion, request, direction or for the benefit of any of the above-described Persons (A) to obtain favorable treatment for the Company or any of its Subsidiaries, (B) to pay for favorable treatment for the Company or any of its Subsidiaries, (C) to obtain special concessions for the Company or any of its Subsidiaries or for special concessions already obtained, or (D) in violation of any Law, or (ii) established or maintained any fund or asset that has not been recorded in the books and records of the Company.

5.5 Governmental Approvals. Except as set forth on Schedule 5.5, no approval, consent, waiver or authorization of, or registration, declaration or filing with, exemption by, or any notice to, any Governmental Authority or other regulatory body is required to be made, obtained or given by the Company or its Subsidiaries: (a) for or in connection with the valid execution and delivery by the Company or the Seller of this Agreement or the Ancillary Agreements to which the Company, any of its Subsidiaries or the Seller is a party or the consummation by the Company, its Subsidiaries or the Seller of the transactions contemplated hereby and thereby, or (b) as a condition to the legality, validity or enforceability as against the Company of this Agreement or the Ancillary Agreements to which the Company or any of its Subsidiaries is a party.

5.6 Capitalization; Subsidiaries.

(a) The authorized Company Common Stock consists of 1,000,000 shares of Company Common Stock. All of the issued and outstanding shares of Company Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, are free of Encumbrances, are not subject to preemptive rights, transfer restrictions or rights of first refusal created by statute, the certificate of incorporation or bylaws of the Company or any agreement to which the Company is a party or is bound, and have been offered, issued and sold by the Company in compliance with all applicable securities Laws. Except as set forth in Schedule 5.6(a), (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire from the Company any Company Common Stock (including the Shares) is authorized or outstanding, (ii) the Company has no obligation (contingent or otherwise) to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of Company Common Stock (including the Shares) any evidence of indebtedness or assets of the Company and (iii) the Company has no obligation or right (contingent or otherwise) to purchase, redeem, or otherwise acquire any Company Common Stock (including the Shares) or any interest therein or to pay any dividend or distribution in respect thereof. The Company has issued to the Seller, in the aggregate, 500 Shares, which constitute all of the aggregate issued and outstanding Company Common Stock.

(b) Each Subsidiary of the Company is a corporation or limited liability company duly incorporated or organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, operate and lease its properties and assets and to carry on its business as now being conducted, is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the ownership, use, licensing, or leasing of its assets and properties or the conduct or nature of its business makes such qualification, licensing or admission necessary. All Subsidiaries and their respective jurisdictions of incorporation or organization, jurisdictions in which they are qualified or licensed to do business, authorized capitalization, outstanding shares and any name or names under which Subsidiaries or any of their respective predecessors have invoiced account debtors, maintained records concerning its assets or otherwise conducted business in the last five (5) years are set forth in Schedule 5.6(b). No Subsidiary is in violation of its articles or certificate of incorporation or formation, as applicable, or of its bylaws or similar organizational or constituent documents. Each Subsidiary of the Company has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which such Subsidiary is a party, to perform each of its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. All actions required on the part of such Subsidiary for such execution, delivery and performance of this Agreement and the Ancillary Agreements to which it is a party have been duly and validly taken. Assuming due execution and delivery by the Purchaser and Parent, this Agreement and each of the Ancillary Agreements to which such Subsidiary is a party constitute the legal, valid and binding obligation of such Subsidiary enforceable against such Subsidiary in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, and other similar laws relating to the enforcement of creditors’ rights generally.

(c) Except as set forth on Schedule 5.6(c), the execution and delivery by Coffman Disposal of this Agreement and each of the Ancillary Agreements to which it is a party does not, and the performance and consummation by Coffman Disposal of the transactions contemplated hereby or thereby do not and will not (i) conflict with or result in a violation or breach of any of the terms, conditions or provisions of Coffman Disposal’s certificate of formation, operating agreement or other organizational or constituent documents of the Company, Coffman Disposal or any other Subsidiary of the Company; (ii) conflict with or result in a violation or breach of, or default under, give rise to any right of acceleration or termination of, or otherwise require the consent of any Person pursuant to, any of the terms, conditions or provisions of any Permit, or of any Company Contract disclosed or required to be disclosed on Schedule 5.16(a); (iii) result in the creation of any Encumbrance on any of the assets or properties of the Company, Coffman Disposal or any other Subsidiary of the Company; or (iv) assuming compliance with the matters referred to on Schedule 5.5, conflict with or result in a violation or breach of any Laws or Orders applicable to the Company, Coffman Disposal, any other Subsidiary of the Company or any of their respective assets or properties.

(d) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary (collectively, the “Subsidiary Capital Stock”) is owned (or, following the consummation of the transfer required pursuant to Section 8.1(x), will be owned) by the Company, directly or indirectly. There are no outstanding (i) securities of the Company or any Subsidiary convertible into or exchangeable for shares of capital stock or other ownership interests in any Subsidiary or (ii) options, preemptive rights or other rights to acquire from the Company or any Subsidiary, or other obligation of the Company or any Subsidiary to issue, any capital stock or other ownership interests in, or any securities convertible into or exchangeable for any capital stock or other ownership interests in, any Subsidiary. There are no outstanding obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire or retire for value any outstanding Subsidiary Capital Stock.

5.7 Litigation; Orders

(a) Except as set forth on Schedule 5.7, there is no action, suit, proceeding, claim, investigation or litigation of any nature, pending or, to the Company’s Knowledge, threatened against or involving the Company or any Subsidiary or any of their respective assets or properties or the transactions contemplated by this Agreement, the Ancillary Agreements to which the Company is a party or any of the transactions contemplated hereby or thereby for which the Company or any Subsidiary may be liable or otherwise involving the Company, any Subsidiary or any of their respective officers, directors, managers or Affiliates, with respect to or affecting such Person’s operations, products, services, business practices or financial condition. To the Company’s Knowledge, there is no basis for any Person to bring a claim related to the foregoing. No matter listed on Schedule 5.7, if adversely determined, individually or in the aggregate, would result in a Material Adverse Effect.

(b) Neither the Company nor any of the Subsidiaries are subject to any Order (i) that is unsatisfied, (ii) that affects the business, operations, assets, liabilities, condition (financial or other) or results of operation of the Company or its Subsidiaries, or (iii) that could prevent, delay, or otherwise interfere with the consummation of the transactions contemplated by this Agreement.

5.8 Intellectual Property Rights.

(a) Schedule 5.8(a) sets forth a complete and correct listing of (i) all (a) United States patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable) and improvements thereto, (b) United States trademarks, service marks, logos, trade dress and trade names or other source-identifying designations or devices, (c) United States copyrights, works of authorship and design rights, whether registered or unregistered, and pending applications to register the same, (d) Internet domain names and registrations thereof, and (e) confidential ideas, trade secrets, computer software, including source code, know-how, works-in-progress, concepts, methods, processes, inventions, invention disclosures, formulae, reports, data, customer lists, mailing lists, business plans or other proprietary information (“Intellectual Property”) owned by the Company or any Subsidiary (the “Company IP”), (ii) all Contracts under which the Company or any Subsidiary is licensed or otherwise uses or is permitted to use any Intellectual Property (other than shrink-wrap licenses of computer software with a total replacement cost of less than $5,000 and licenses of Intellectual Property arising by implication in the ordinary course of business) and (iii) all Contracts under which the Company or any Subsidiary licenses or otherwise permits any party to use any Intellectual Property. Each of the disclosures set forth in Schedule 5.8(a) shall be made separately with respect to the Company and any Subsidiary. Except as set forth in Schedule 5.8(a), no Intellectual Property or any rights thereto are necessary to conduct the business of the Company or any Subsidiary as it has been conducted, is currently conducted, or is currently proposed to be conducted. All of the Company IP is subsisting, valid, and enforceable.

(b) Neither the Company nor any Subsidiary, nor the conduct of the business of the Company or any Subsidiary as it has been conducted, is currently conducted, or is currently proposed to be conducted, infringes, misappropriates or otherwise violates the intellectual property rights of any third party and, except as set forth on Schedule 5.8(b), no Person has asserted any claim of the foregoing or challenging the ownership, validity, or enforceability of any Intellectual Property owned, licensed, or used by the Company or any Subsidiary. Except as set forth in Schedule 5.8(b), neither the Company, nor any Subsidiary, has received or sent any written notices or other oral or written communications relating to the foregoing (including any demand letters or offers to license) and neither the Company, nor any Subsidiary, is aware of any facts indicating a reasonable possibility of the foregoing. Immediately subsequent to the Closing, any Intellectual Property owned or used by the Company or any Subsidiary immediately prior to the Closing will be owned by or available for use by the Company or such Subsidiary on terms and conditions substantially identical to those under which the Company or such Subsidiary owned or used the Intellectual Property immediately prior to the Closing. The Closing hereof shall not terminate or alter (or give rise to any right to terminate or alter) any Contract granting rights to any Intellectual Property or give rise to or allow any third party to exercise any additional right or impose any additional restriction on the Company or on any Subsidiary under any Contract granting rights to any Intellectual Property.

(c) Either the Company or a Subsidiary: (i) owns and possesses the entire and exclusive right, title and interest in and to any Intellectual Property identified in Schedule 5.8(a) free and clear of any Encumbrances (other than Permitted Encumbrances); or (ii) has been granted sufficient rights pursuant to a written Contract set forth in Schedule 5.8(a) in and to any

Intellectual Property not owned by the Company or a Subsidiary that is necessary to conduct the business of the Company or any Subsidiary as it has been conducted, is currently conducted, or is currently proposed to be conducted. All consultants of the Company who have been retained by the Company to assist with the development of Company IP have signed written agreements with the Company or such Subsidiary assigning to the Company or such Subsidiary any Intellectual Property that they author, create, discover, conceive, or reduce to practice during the course of their engagement by the Company.

(d) The Company and all Subsidiaries have taken all necessary actions to maintain and protect the Intellectual Property owned or used by the Company or any Subsidiary and all other confidential and proprietary information owned or used by the Company or any Subsidiary, no loss or expiration of any Intellectual Property owned by the Company or any Subsidiary is pending or, to the Company’s Knowledge, threatened (except for patents expiring at the end of their statutory terms and not due to any failure by the Company or any Subsidiary to pay any maintenance fees), and neither the Company nor any Subsidiary have taken any action which would reasonably be expected to have a material adverse effect on their rights in any of the Intellectual Property.

(e) No Public Software (i) forms part of any Company IP; (ii) was or is used in connection with the development of any Company IP or any products or services developed or provided by the Company or any Subsidiary, or (iii) was or is distributed, in whole or in part, in conjunction with any Company IP. For purposes of this Section 5.8(e), “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, open source software or similar licensing or distribution models, including software licensed or distributed under any of the following licenses or distribution models or licenses or distribution models similar to any of the following: (A) GNU’s General Public License or Lesser/Library GPL, (B) Mozilla Public License, (C) Netscape Public License, (D) Sun Community Source/Industry Standard License, (E) BSD License or (E) Apache License.

5.9 Financial Statements.

(a) Attached to Schedule 5.9(a) hereto are copies of the Company’s (i) Historical Audited Financial Statements and (ii) unaudited financial statements (balance sheet, statement of operations, statement of cash flows and changes in stockholders’ equity) on a consolidated basis as at, and for the five-month period ended May 31, 2012 (collectively, the “Company Financial Statements”). The Company Financial Statements comply in all material respects as to form with applicable accounting requirements as of their respective dates, and were prepared from the books and records of the Company and its Subsidiaries in accordance with generally accepted accounting principles in the United States (“GAAP”) (except that the unaudited financial statements do not have notes thereto) applied on a consistent basis throughout the periods indicated and with each other (except as may be indicated in the notes thereto). The Company Financial Statements fairly present the consolidated financial condition and operating results of the Company and its Subsidiaries as of the dates, and for the periods, indicated therein, subject, in the case of unaudited financial statements, to normal year-end audit adjustments (which adjustments would not be material, individually or in the aggregate). The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(b) Except as set forth on Schedule 5.9(b), the accounts receivable shown on the unaudited balance sheet as of May 31, 2012 included in the Company Financial Statements (the “Company Balance Sheet”) and accounts receivable since the date thereof arose from bona fide transactions in the ordinary course of business and consistent with past practice and are not subject to discount. Allowances for doubtful accounts have been prepared in accordance with GAAP consistently applied with the past practices of the Company. Subject to such reserves, or with respect to periods subsequent to the date of the Company Balance Sheet (the “Balance Sheet Date”), reserves in amounts consistent with past practice, such accounts receivable are uncontested, unconditional obligations of the account debtors and are not in dispute or subject to any valid defense, offset, counterclaim or agreement which varies with the terms thereof. Schedule 5.9(b) contains a complete and accurate list of all accounts receivable of the Company and its Subsidiaries, which list sets forth the aging of such accounts receivable. Since the Balance Sheet Date, each of the Company and its Subsidiaries have continued all receivables and payables production practices in accordance with the ordinary course of business and consistent with prior period practice and have not engaged in (A) any practice intended to have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods or (B) any practice intended to have the effect of postponing to post-Closing periods payments by the Company or any of its Subsidiaries that would otherwise be expected (based on past practice) to be made in pre-Closing periods.

(c) Schedule 5.9(c) lists all inventory of the Company and its Subsidiaries as of the date hereof. All inventory of the Company and its Subsidiaries consists of quality usable products, subject to reserves set forth in the Company Financial Statements or on the accounting records of the Company as of the Closing Date, as the case may be.

(d) All prepayments by the customers of the Company and/or its Subsidiaries for services to be performed by the Company and/or its Subsidiaries have been validly received for services currently scheduled or anticipated to be performed and, to the Company’s Knowledge, no such prepayments are expected to be refunded or returned.

(e) Schedule 5.9(e) lists the amount of all outstanding Indebtedness as of the date hereof of the Company or any Subsidiary and the holder thereof.

(f) The Company Financial Statements do not contain any items of a special or non-recurring nature, except as expressly stated therein.

(g) Except as set forth on Schedule 5.9(g), since the Balance Sheet Date, each of the Company and its Subsidiaries has continued to pay all accounts and notes payable in accordance with the ordinary course of business and consistent with prior period practice (except for payments made pursuant to Section 7.6 hereof).

(h) The Company and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization and the Company’s policies and procedures, and (ii) transactions are recorded as necessary (A) to permit preparation of financial statements in accordance with GAAP or any other criteria applicable to such statements and (B) to maintain accountability for material assets.

(i) During the periods covered by the Company Financial Statements, neither the Company nor any Subsidiary has changed its independent accountants or had any disagreement with such accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that if not resolved to the satisfaction of such accountants would have caused such accountants to make reference to the subject matter of the disagreements in connection with its report.

5.10 Books and Records. The minute books and stock record books of the Company and its Subsidiaries have been provided or made available to the Purchaser or its counsel prior to the execution of this Agreement. The books, records and accounts of the Company and each Subsidiary (i) are complete and correct in all material respects, and (ii) have been maintained in accordance with good business practice.

5.11 Absence of Changes. Since December 31, 2011, there has not been any occurrence or event which, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect. Since December 31, 2011, the Business has been conducted in the ordinary course consistent with past practice. In addition, without limiting the generality of the foregoing, since December 31, 2011, other than in connection with the transaction contemplated hereby or as set forth on Schedule 5.11, neither the Company nor its Subsidiaries have:

(a) entered into any Contract in connection with any transaction involving an Acquisition Proposal;

(b) acquired any business or Person, whether by merger, consolidation or reorganization or by purchase of its assets or equity interests;

(c) entered into any strategic alliance, joint development or joint marketing Contract;

(d) entered into any transaction with any officer, director, stockholder or Affiliate or Associate of the Company;

(e) executed or modified any collective bargaining agreement with any labor organization;

(f) amended, modified, had accelerated or received a notice of default or termination of or under any Contract;

(g) been made party to any action, proceeding, claim, investigation or litigation nor, to the Company’s Knowledge, has any such action, proceeding, claim, investigation or litigation been threatened by or against the Company or any of its Subsidiaries;

(h) declared or set aside or paid any dividends on or made any other distributions (whether in cash, stock or property) in respect of any Company Common Stock or Subsidiary Capital Stock, or effected or approved any split, combination or reclassification of any Company Common Stock or Subsidiary Capital Stock or issued or authorized the issuance of any other securities in respect of, in lieu of or in substitution for Company Common Stock or Subsidiary Capital Stock, or repurchased, redeemed or otherwise acquired, directly or indirectly, any Company Common Stock or Subsidiary Capital Stock;

(i) modified or amended the rights of any holder of any outstanding Company Common Stock or Subsidiary Capital Stock and there have not been any agreements, arrangements, plans or understandings with respect to any such modification or amendment;

(j) amended its organizational documents;

(k) made or agreed to make any transfer, disposition or sale of, waiver or cancellation of any claims or rights to, license or lease of, or incurrence of any Encumbrances on, any assets or properties of the Company or its Subsidiaries;

(l) made or agreed to make payment, discharge or satisfaction, in respect of the (i) settlement of any pending or threatened litigation or (ii) repayment of Indebtedness other than in the ordinary course of business and consistent with past practice;

(m) incurred, assumed or guaranteed any Indebtedness, issued or sold any debt securities or guaranteed any debt securities of others;

(n) other than as set forth on Schedule 5.18(a), increased the compensation of any manager, officer, director or similar Person;

(o) made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Tax Authority or otherwise;

(p) made any change in accounting policies, principles, methods, practices or procedures (including, without limitation, for bad debts, contingent liabilities or otherwise, respecting depreciation or amortization rates or timing of recognition of income and expense);

(q) canceled or failed to renew any insurance policy, received any notice of cancellation or termination from any insurance provider or failed to give all notices and present all claims (if any) under all such policies in a timely fashion;

(r) suffered any physical damage, destruction or other casualty loss (whether or not covered by insurance) affecting any of its respective real or personal property or equipment individually or in the aggregate in an amount exceeding $10,000;

(s) revalued any of its assets, including the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practice;

(t) sold, leased, licensed, abandoned or otherwise disposed of any assets used in the Business other than for fair consideration in the ordinary course of business, consistent with past practices; or

(u) entered into or approved any Contract or understanding or acquiesced in respect of any Contract or understanding, to do, engage in or cause or having the effect of any of the foregoing.

5.12 No Undisclosed Liabilities. Except as set forth on Schedule 5.12, there are no Liabilities of, relating to or affecting the Company, any of its Subsidiaries, or any of their respective assets or properties, other than (i) current Liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and in accordance with the provisions of this Agreement, (ii) Liabilities which are adequately reflected, reserved for or disclosed in the Company Balance Sheet (including any notes thereto), (iii) Seller Expenses and (iv) the Transaction Bonuses. For purposes of this Agreement, “ordinary course” Liabilities include only Liabilities incurred in the normal course of the business of the Company and the Subsidiaries, consistent with past practice and amounts, and other than delinquent trade payables, do not include Liabilities arising from the breach of or default under any Company Contract or the violation of any Law, Order or Permit.

5.13 Taxes.

(a) Except as set forth on Schedule 5.13(a), all Tax Returns required to have been filed by or with respect to the Company and its Subsidiaries have been duly and timely filed. All such Tax Returns are true, complete and accurate in all respects and were prepared in compliance with all applicable Laws. All Taxes that are shown to be due and payable by the Company and its Subsidiaries for periods (or portions of periods) covered by the Company Financial Statements, have been paid or accrued on the balance sheets included in the Company Financial Statements.

(b) Except as set forth on Schedule 5.13(b), neither the Company nor its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(c) The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, stockholder or other third party.

(d) No written claim has ever been made by a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. The Company and its Subsidiaries do not expect or have Knowledge of any actions by any Tax Authority in connection with assessing additional Taxes against or in respect of it for any past period. Except as set forth on Schedule 5.13(d), there is no dispute or claim concerning any Tax Liability of the Company either (i) pending, or to the Company’s Knowledge, threatened by any Tax Authority or (ii) of which the Company is otherwise aware. There are no Encumbrances for Taxes upon the assets or properties of the Company or its Subsidiaries other than Permitted Encumbrances. No audit or other proceedings by any Tax Authority are pending or, to the Company’s Knowledge, threatened with respect to any Taxes due from or with respect to the Company or any Subsidiary.

(e) There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any Tax Returns required to be filed by, or that include or are treated as including, the Company or any Subsidiary or with respect to any Tax assessment or deficiency affecting the Company or any Subsidiary.

(f) Except as set forth on Schedule 5.13(f), neither the Company nor any of its Subsidiaries has received from any foreign, federal, state or local Tax Authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) notice indicating an intent to open an audit or other review, (ii) request for information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted, or assessed by any Tax Authority against the Company or any of its Subsidiaries.

(g) Except as set forth on Schedule 5.13(g), neither the Company nor any of its Subsidiaries has any Liability for the Taxes of any other Person (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of Law), (ii) as a transferee or successor, or (iii) by contract or otherwise.

(h) Except as set forth on Schedule 5.13(h), neither the Company nor any Subsidiary has agreed to make or is required to make any adjustment under Section 481 of the Internal Revenue Code of 1986, as amended (the “Code”).

(i) Neither the Company nor any Subsidiary is a party to or bound by any obligations under any tax sharing, tax allocation, tax indemnity or similar agreement or arrangement.

(j) Except as set forth on Schedule 5.13(j), neither the Company nor any Subsidiary was included or is includable in the Tax Return of any affiliated, consolidated, combined, unitary or similar group of corporations (other than a group the common parent of which is the Company).

(k) Neither the Company nor any of its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of (i) any “excess parachute payment” within the meaning of Code

Section 280G (or any corresponding provision of state, local or foreign Tax Law) and (ii) any amount that will not be fully deductible as a result of Code Section 162(m) (or any corresponding provision of state, local or foreign Tax Law).

(l) Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation within the meaning of Code Section 897(c)(1)(A)(ii).

(m) Neither the Company nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361.

(n) Neither the Company nor any of its Subsidiaries has participated, within the meaning of Treasury Regulation Section 1.6011, in (i) any “reportable transaction” or “listed transaction” within the meaning of Code Section 6011 and the Treasury Regulations thereunder, (ii) any “confidential corporate tax shelter” within the meaning of Code Section 6111 and the Treasury Regulations thereunder, or (iii) any “potentially abusive tax shelter” within the meaning of Code Section 6112 and the Treasury Regulations thereunder. The Company and each of its Subsidiaries has disclosed on its Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 (or any similar Law).

(o) No property of the Company or any Subsidiary is property that the Company or such Subsidiary is or will be required to treat as being owned by another Person under the provisions of Section 168(f)(8) of the Code (as in effect prior to amendment by the Tax Report Act of 1986) or is “tax-exempt use property” within the meaning of Section 168(h) of the Code.

(p) There are no requests for rulings in respect of any Taxes pending between the Company or any Subsidiaries and any Tax Authority.

(q) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for the taxable period (or portion thereof) ending after the Closing Date as a result of any:

(i) change in method of accounting for a taxable period ending on or prior to the Closing Date, except as provided in Schedule 5.13(q)(i);

(ii) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date;

(iii) intercompany transaction or excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax Law);

(iv) installment sale or open transaction disposition made on or prior to the Closing Date; or

(v) prepaid amount received on or prior to the Closing Date.

(r) Schedule 5.13(r) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company or its Subsidiaries for taxable periods ended on or after January 1, 2006, indicates those Tax Returns that have been audited, indicates those Tax Returns that currently are the subject of audit, indicates all jurisdictions to which any Tax is properly payable by the Company or any of its Subsidiaries, and indicates all jurisdictions where each of the Company and its Subsidiaries was required to file a Tax Return. The Company has delivered to the Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries filed or received since January 1, 2006.

(s) Except as set forth on Schedule 5.13(s), the unpaid Taxes of the Company and its Subsidiaries (i) did not, as of May 31, 2012, exceed the reserve for Tax Liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Company Balance Sheet (rather than in any notes thereto) and (B) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and its Subsidiaries in filing their Tax Returns. Since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries have incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice, excluding for this purpose any transaction contemplated by this Agreement.

(t) The Company (and any predecessor of the Company) has been a validly electing S corporation within the meaning of Code §§1361 and 1362 at all times during its existence and the Company will be an S corporation up to and including the day before the Closing Date.

(u) Schedule 5.13(u) identifies each Subsidiary of the Company that is a “qualified subchapter S subsidiary” within the meaning of Code §1361(b)(3)(B). Each such Subsidiary so identified has been a qualified subchapter S subsidiary at all times since the date shown on such schedule up to and including the day before the Closing Date.

(v) Neither the Company nor any of its Subsidiaries shall be liable for any Tax under Code §1374 in connection with the deemed sale of the Company’s assets (including the assets of any qualified subchapter S subsidiary) caused by the §338(h)(10) election. Neither the Company nor any qualified subchapter S subsidiary of the Company has, in the past 10 years, (A) acquired assets from another corporation in a transaction in which the Company’s Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets (or any other property) in the hands of the transferor, or (B) acquired the stock of any corporation that is a qualified subchapter S subsidiary.

5.14 Benefit Plans; ERISA.

(a) Schedule 5.14(a) lists, with respect to the Company, any Subsidiary of the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (each, an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to any employee, officer or director and any equity option, equity purchase, phantom equity, equity appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of the Company or any Subsidiary and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company of at least $2,000 remain for the benefit of, or relating to, any present or former employee, consultant or director of the Company or any Subsidiary (each, a “Benefit Plan”). With respect to each Benefit Plan, the Company has delivered or made available to the Purchaser a true, complete and correct copy of (i) such Benefit Plan (or, if not written, a written summary of its material terms) and the most recent summary plan description, if any, related to such Benefit Plan, (ii) each trust agreement or other funding arrangement relating to such Benefit Plan, if any, (iii) the most recent annual report (Form 5500) filed with the Internal Revenue Service (“IRS”) with respect to such Benefit Plan (and, if the most recent annual report is a Form 5500-R, the most recent Form 5500-C filed with respect to such Benefit Plan), if such report is required with respect to such Benefit Plan, (iv) the most recent actuarial report or financial statement relating to such Benefit Plan, if such report or statement is required with respect to such Benefit Plan and (v) the most recent determination letter, if any, issued by the IRS with respect to such Benefit Plan and any pending request for such a determination letter.

(b) Each Benefit Plan has been administered in all respects in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Benefit Plans as of the date of this Agreement have been timely made or, if not yet due, have been properly reflected on the Company Financial Statements to the extent required. With respect to the Benefit Plans, no event has occurred and, to the Company’s Knowledge, there exists no condition or set of circumstances in connection with which the Company or any Subsidiary could be subject to any Liability (other than for routine benefit Liabilities) under the terms of, or with respect to, such Benefit Plans under ERISA, the Code or any other applicable Law.

(c) No Benefit Plan is a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) or other pension plan subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code and neither the Company, any Subsidiary nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to a multiemployer pension plan or other pension plan subject to Title IV of ERISA. No Liability under Title IV of ERISA has been incurred by the Company, any Subsidiary or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any Subsidiary of incurring or being subject (whether primarily, jointly or secondarily) to any Liability thereunder. None of the assets of the Company or any Subsidiary is, or may reasonably be expected to become, the subject of any Encumbrance arising under ERISA or Section 412(n) of the Code.

(d) With respect to each Benefit Plan that is subject to Title IV or Part 3 of Title I of ERISA or Section 412 of the Code, (i) no reportable event (within the meaning of Section 4043 of ERISA, other than an event that is not required to be reported before or within 30 days of such event) has occurred or is expected to occur, (ii) there was not an accumulated funding deficiency (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived, as of the most recently ended plan year of such Benefit Plan, and (iii) there is no “unfunded benefit liability” (within the meaning of Section 4001(a)(18) of ERISA).

(e) Neither the execution of this Agreement nor the consummation of any of the transactions contemplated hereby (whether alone or upon the occurrence of any additional or further acts or events) will (i) result in any Liability (with respect to accrued benefits, separation or severance pay, unemployment pay or otherwise) on the part of the Company or the Purchaser, or any of their respective Subsidiaries to any Benefit Plan, or to any present or former employee, director, officer, stockholder, contractor or consultant of the Company or any of its Subsidiaries, or any of its dependents, (ii) result in any such Liability that would constitute “parachute payments” as defined in Section 280G of the Code or would require the payment of an excise tax under Section 4999 of the Code, (iii) be a trigger event under any Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due to any such present or former employee, officer, director, stockholder, contractor, or consultant, or any of their dependents, or (iv) accelerate the time of payment or vesting, or increase the amount, of any compensation theretofore or thereafter due or granted to any employee, officer, director, stockholder, contractor, or consultant of the Company, any Subsidiary or any of their dependents.

(f) Except as set forth on Schedule 5.14(f), all reports relating to each Benefit Plan required to be filed with any Governmental Authority have been timely filed, and all reports and information relating to each Benefit Plan required to be disclosed or provided to participants or their beneficiaries have been timely disclosed or provided. To the Company’s Knowledge, no “fiduciary” (as defined in Section 3(21) of ERISA) of any Benefit Plan has committed a breach of any responsibility or obligation imposed upon fiduciaries under Title I of ERISA with respect to such Benefit Plan.

(g) Except for routine claims for benefits arising in the ordinary course with respect to any Benefit Plan, there are no claims, actions, suits, proceedings, investigations or hearings pending or, to the Company’s Knowledge, threatened with respect to any Benefit Plan or any fiduciary or assets thereof.

(h) Each “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) which is a group health plan (within the meaning of Section 5000(b)(1) of the Code) complies in all material respects with and has been maintained and operated in all material respects in accordance with each of the requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(i) Neither the Company nor any of its Subsidiaries has any Liability under any “employee benefit plan” (as defined in Section 3(3) of ERISA), Benefit Plan or other employee benefit plan, program or arrangement, including any retirement or deferred compensation plan, profit sharing plan, unemployment compensation plan, for any current or former employee or director (or equivalent) that does not constitute an employee benefit plan (as defined in Section 3(3) of ERISA), in or to which any of their respective ERISA Affiliates presently participates, is a party or contributes.

(j) No Benefit Plan or any trust created under one of the Benefit Plans or any trustee, administrator or sponsor thereof, has engaged in a “prohibited transaction” as that term is defined in Section 4975(c)(1) of the Code, which could subject the Benefit Plan, or sponsor thereof to the Tax or penalty on prohibited transactions imposed by said Section 4975.

(k) No contributions pursuant to the Benefit Plans have been made in such amounts as would violate Section 404 of the Code.

(l) The Company has in force, and has had in force, sufficient bonding for every fiduciary who is or has been required to be bonded with respect to the Benefit Plans. No Benefit Plan or any related trust or other funding medium thereunder or, to the Company’s Knowledge, any fiduciary thereof has been the subject of an audit, investigation or examination by a Governmental or quasi-Governmental Authority.

(m) No Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(n) No condition, agreement or Employee Benefit Plan provision limits the right of the Company or any Subsidiary to amend, cut back or terminate any benefit Plan (except to the extent such limitation arises under ERISA or the Code) without further liability to the Company or any Subsidiary.

(o) No employer securities, employer real property or other employer property is included in the assets of any Employee Benefit Plan.

(p) Neither the Company nor any Subsidiary has participated in any voluntary compliance or self-correction program established by the IRS under the Employee Plans Compliance Resolution System, or entered into a closing agreement with the IRS with respect to the form or operation of any Employee Benefit Plan.

(q) Except as otherwise disclosed on Schedule 5.14(q), neither the Company nor any Subsidiary has granted, or is a party to any Contract that grants, any compensation, equity award or bonus that could be deemed deferred compensation within the meaning of

Section 409A of the Code, and neither the Company nor any Subsidiary has any Liability to make any payments or issue any equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code other than as disclosed. To the extent the Company has disclosed on Schedule 5.14(q) any Contract that grants compensation, equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code, such Contract has been amended to comply with the requirements of Section 409A of the Code and is in full compliance with the requirements of Section 409A of the Code in its operation.

(r) Section 162(m) of the Code does not limit the deduction for employee remuneration for the Company or any Subsidiary.

5.15 Assets.

(a) The Company and its Subsidiaries have good and valid title to, or in the case of leased property and assets have a valid leasehold interest in, all property and assets (whether real, personal, tangible or intangible) reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business. None of such property or assets is subject to any Encumbrance other than Permitted Encumbrances. Schedule 5.15(a) sets forth a true, correct and complete list of all motor vehicles or similarly titled items of tangible personal property owned by the Company or any Subsidiary, the vehicle identification number or similar registration number thereof and the jurisdiction of registration. Except for motor vehicles, all of the tangible assets and properties of the Company and its Subsidiaries are located on the Property.

(b) The buildings, pipelines, structures, equipment and other assets owned or leased by the Company and its Subsidiaries are generally suitable for the uses for which they are intended, are structurally sound and in good operating condition and repair (including, without limitation, with respect to the performance of reasonable preventative maintenance), and, to the Company’s Knowledge, are free of defects that would impact the continued use thereof by the Company and its Subsidiaries following the Closing Date in the conduct of normal operations. No Person other than the Company owns any equipment or other tangible assets or properties situated on the premises of the Company or necessary to the operation of the Business, except for leased items disclosed on Schedule 5.15(b).

(c) Neither the Company nor any of its Subsidiaries own any real property except as set forth on Schedule 5.15(c) (the “Owned Real Property”). There are no outstanding leases or options or rights of first refusal to purchase or lease any parcel of the Owned Real Property. No part of such Owned Real Property is taxed together with any real estate that is not part of the Owned Real Property. Each parcel of Owned Real Property is (i) in material compliance with all Laws, including the Americans with Disabilities Act and any building, fire, land use, occupancy, safety, setback or zoning Laws, (ii) not burdened by any covenant, easement, encroachment, restrictive covenant, right-of-way or servitude, other than those specifically referenced in title policies listed on Schedule 5.15(c) (true and correct copies of which have been provided to the Purchaser), and (iii) not subject to any condemnation, eminent domain or similar action or proceeding. All facilities, buildings and other improvements on the

Owned Real Property (if any) are supplied with utilities and other services necessary for the operation thereof in the ordinary course of business of the Company or such Subsidiaries, including gas, electricity, water and telephone, all of which utilities are adequate for the operation of the business conducted thereon. The Company and its Subsidiaries enjoy peaceful and undisturbed possession of all their respective Owned Real Property.

(d) Schedule 5.15(d) sets forth (i) a true, correct and complete list of all real property leased, subleased or licensed to the Company or any Subsidiary (collectively, the “Leased Real Property”), (ii) the address of each parcel of Leased Real Property, and (iii) as to each parcel of Leased Real Property, the name and address of the parties to each lease, the expiration date of each such lease, the monthly rent as of the date hereof paid under each such lease, and any additional rent currently payable under each such lease. A true and correct copy of each lease has been provided to the Purchaser. Use of the Leased Real Property for the various purposes for which it is presently being used is permitted as of right under applicable zoning laws and is not subject to a “permitted non-conforming” use or structure classification. The Leased Real Property is supplied with utilities and other services necessary for the operation thereof in the ordinary course of business of the Company or such Subsidiaries. Each parcel of Leased Real Property abuts on and has direct vehicular access to an improved public road or access to an improved public road via a permanent, irrevocable appurtenant easement improved with a road benefiting the parcel of Leased Real Property. Neither the Company nor any Subsidiary has granted any Person the right to use or occupy any portion of any parcel of Leased Real Property or has received notice of any claim of any Person to the contrary.

(e) The assets, properties and rights of the Company and the Subsidiaries constitute all of the assets, properties and rights which are used in the operation of the Business and that are necessary or required for the conduct of the Business as currently conducted or as currently contemplated to be conducted in the future.

5.16 Contracts.

(a) Schedule 5.16(a) sets forth a list of all agreements, leases, licenses, contracts or other commitments of any nature, whether written or oral (“Contracts”), to which the Company or any of its Subsidiaries is a party or by which it is bound (the “Company Contracts”), that fall within any of the following categories of Contracts:

(i) each Contract requiring the purchase of materials, supplies, goods, services, equipment or other assets that provides for either (A) annual payments by the Company and its Subsidiaries of $10,000 or (B) aggregate payments by the Company and its Subsidiaries of $25,000;

(ii) each Contract providing for the provision or the sale by the Company or any Subsidiary of any services, goods, or other assets that provides for either (A) annual payments to the Company and the Subsidiaries of $10,000 or more or (B) aggregate payments to the Company and the Subsidiaries of $25,000 or more;

(iii) any requirements Contract;

(iv) each Contract relating to the acquisition or disposition of any business entered into during the twelve (12) month period preceding the date hereof;

(v) each Contract which does not expire, or which may be extended without amendment so as not to expire, before one (1) year from the date of this Agreement;

(vi) all employment and consulting Contracts, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements;

(vii) any collective bargaining Contract or other Contract with labor unions;

(viii) except as disclosed pursuant to clause (vi) above, each Contract with any equityholder, officer or manager of the Company or any of its Subsidiaries, or any Affiliate or, to the Company’s Knowledge, Associate of such Persons;

(ix) any license of Intellectual Property to or from the Company or any of its Subsidiaries, other than commercially available off-the-shelf, shrink-wrap or click-wrap licenses;

(x) any trust indenture, mortgage, promissory note, loan Contract or other Contract for the borrowing of money by the Company or any of its Subsidiaries, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(xi) any Contract that limits, or purports to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any Person or in any area, that restricts the right of the Company or any Subsidiary to sell to or purchase goods or services from any Person or to hire or attempt to hire any Person or that grants to the other party or any third Person “most favored nation” status or any special discount rights;

(xii) any lease or other Contract relating to Property;

(xiii) any lease of personal property providing for annual rentals of $10,000 or more;

(xiv) any confidentiality, secrecy or non-disclosure Contract;

(xv) except as disclosed pursuant to clause (vi) above, any sales representative or agency Contract;

(xvi) any Contract that results in any Person holding a power of attorney that relates to the Company, any of its Subsidiaries or their respective assets or properties;

(xvii) any joint venture or partnership, merger, asset or stock purchase or divestiture Contract not otherwise covered by clause (iv) above which includes Liabilities of the Company which have not expired as of the date hereof;

(xviii) any Contract to indemnify, hold harmless or defend any other Person with respect to any assertion of personal injury, damage to property or Intellectual Property rights infringement, misappropriation or violation or warranting the lack thereof, other than indemnification provisions contained in customary purchase orders/purchase agreements/product licenses arising in the ordinary course of business and consistent with past practice; and

(xix) any other Contract, whether or not made in the ordinary course of business, (A) that involves a future or potential liability or receivable, as the case may be, in excess of $10,000 on an annual basis or in excess of $10,000 over the current Contract term, (B) that has a term greater than one (1) year and cannot be cancelled by the Company or its applicable Subsidiary without penalty or further payment and without more than thirty (30) calendar days’ notice, (C) the loss or termination of which would reasonably be expected to have a Material Adverse Effect or (D) that is otherwise material to the Business, operations, financial conditions or results of operations of the Company and its Subsidiaries, taken as a whole.

(b) Except as set forth on Schedule 5.16(b), each of the Company Contracts is a legal, valid, binding and enforceable obligation of the Company or its relevant Subsidiary and is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to the Company, its relevant Subsidiary or, to the Company’s Knowledge, with respect to the other contracting party or otherwise, that, with or without the giving of notice, the lapse of the time or the happening of any other event or condition, constitutes a default or breach by such Person thereunder or would reasonably be expected to (a) become a default or event of default under or breach or violation of any of the Company Contracts or (b) result in the loss or expiration of any right or option by the Company or any of its Subsidiaries (or the gain thereof by any third party) under any of the Company Contracts. True, correct and complete copies of all of the Company Contracts (including any amendments thereto) have been delivered to the Purchaser.

(c) Neither the Company nor any of its Subsidiaries is a party to or bound by any Contract that (i) automatically terminates or allows termination by the other party thereto upon consummation of the transactions contemplated by this Agreement or (ii) requires the transfer of mask works or other Company or IP upon consummation of the transactions contemplated by this Agreement.

5.17 Insurance. Schedule 5.17 lists all insurance policies, fidelity bonds and other forms of insurance maintained by or which cover the assets, properties, officers, directors, employees or agents of the Company or any Subsidiary, including a complete and accurate summary of any self-insurance coverage provided by or for the benefit of the Company or any Subsidiary. Such policies (i) are in full force and effect, (ii) are in amounts and have coverages that are reasonable and customary for companies engaged in similar businesses and operations and having similar assets and properties as that of the Company and the Subsidiaries and (iii) are in amounts and have coverages as required by any of the Company Contracts and applicable Law. There is no default under any such policies and no event has occurred, including the failure by the Company or any of the Subsidiaries to give any notice or information or present a claim in a timely fashion or the delivery of any inaccurate or erroneous notice or information, which limits or impairs the rights of the Company or any Subsidiary under any of the insurance policies. Except as set forth on Schedule 5.17, all premiums due with respect to such policies have been paid, and excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy held by the Company or any of its Subsidiaries or applicable to their respective business, assets or employees has been canceled within the two (2) years prior to the date hereof. Neither the Company nor any Subsidiary has received (i) any notice of cancellation of any such policy, refusal or denial of coverage, increase of premiums or failure to renew thereunder, (ii) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that any such policy is no longer in full force or effect or that the issuer thereof is no longer willing or able to perform its obligations thereunder. Except as set forth on Schedule 5.17, no letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

5.18 Labor Matters

(a) Schedule 5.18(a) contains a complete list of the names of all Persons who are employees or independent contractors of the Company or any Subsidiary as of the date hereof, specifying (i) with respect to each hourly employee, the title and rate of hourly pay as of January 1, 2012 and the date of this Agreement; (ii) with respect to each salaried employee, the title, rate of salary and commission or bonus structure as of January 1, 2012 and the date of this Agreement; and (iii) with respect to each independent contractor, a description of the services performed and the compensation arrangement as of January 1, 2012 and the date of this Agreement; and (iv) with respect to each Person listed (A) the date of hire or engagement, (B) a list of all agreements affecting such Person’s employment or engagement, including a description of any additional material compensation arrangements not covered in clauses (i) through (iii), (C) if an employee, (1) whether the employee is classified as exempt or non-exempt under any of the following: the Fair Labor Standards Act, wage orders issued by the Industrial Welfare Commission, and any other applicable wage and hour Law, (2) whether or not such employee is absent for any reason such as lay-off, leave of absence or workers’ compensation and, if so, the date such absence began and the anticipated date of return and (3) the state or province in which such Person is employed. Schedule 5.18(a) also lists all employees of the Company or any of its Subsidiaries in the United States who are not citizens or permanent residents of the United States, together with a listing of each such employee’s work authorization status and work authorization expiration date.

(b) The Company and the Subsidiaries are in compliance with all currently applicable Laws respecting labor relations, employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Except as set forth on Schedule 5.18(b):

(i) there is no unfair labor practice complaint pending or, to the Company’s Knowledge, threatened in writing against the Company or any Subsidiary before the National Labor Relations Board or any similar state or Foreign Governmental Authority;

(ii) neither the Company nor any of its Subsidiaries is involved or, to the Company’s Knowledge, threatened with any organizing efforts, labor dispute, arbitration, lawsuit or administrative proceeding relating to labor matters involving the employees of the Company or any Subsidiary (including occupational safety and health standards);

(iii) no present or former employee of the Company or any Subsidiary has provided notice to the Company or such Subsidiary of or, to the Company’s Knowledge, threatened to file any claim against the Company or any Subsidiary (whether under applicable Law, employment agreement or otherwise) on account of or for (A) overtime pay, (B) wages or salary, (C) vacation time or pay in lieu of vacation time off or (D) any violation of any Law relating to wages or work hours, including but not limited to Fair Labor Standards Act and wage orders issued by the Industrial Welfare Commission; and

(iv) no Person (including any Governmental Authority) has given written notice to the Company or any Subsidiary of or, to the Company’s Knowledge, threatened to file any claim against the Company or any Subsidiary under or arising out of any Laws relating to employer-employee relationships, labor relations, employee entitlements, discrimination in employment or employment practices, immigration or plant closings.

(c) In accordance with applicable Law, each Person performing services for the Company or any Subsidiary is, and has been since January 1, 2006, (i) authorized to work in the country in which the Person performs such services and for the entity by which they are employed, (ii) properly classified as an employee or independent contractor, (iii) if an employee, properly classified as an exempt or non-exempt employee under the Fair Labor Standards Act or other applicable wage and hour Law, including but not limited to wage orders issued by the Industrial Welfare Commission, (iv) paid all wages (including any required minimum wages and overtime pay), benefits and other compensation for all services performed by such Person, and (v) if a U.S. employee, accurately completed all proper employment verification and authorization documentation, including but not limited to Form I-9 for all employees and Public Access Files for H-1B visaholders, including proper maintenance of such documentation during employment and post-termination, as required by U.S. law.

(d) Neither the Company nor any of its Subsidiaries is subject to any collective bargaining agreement, labor contract or similar agreement with any labor union, trade union, works counsel or other employee representative.

(e) To the Company’s Knowledge, no former employee of the Company or any of its Subsidiaries has violated the terms of any confidentiality, non-solicitation, non-competition or other similar agreement with the Company or any of its Subsidiaries.

(f) There have not been any facility closings, mass layoffs or other terminations at the Company or any Subsidiary that would create any obligations upon or liabilities for the Company or such Subsidiary under the Worker Adjustment and Retraining Notification Act or similar Laws.

5.19 Environmental Matters.

(a) Except for any Property, the Company, including any of the Company’s parent, Affiliates, Subsidiaries, or other related organizations, does not currently own, operate, lease or control any real property.

(b) Schedule 5.19(b) sets forth a true and complete list of any Other Property.

(c) With respect to any Property, or any Other Property, neither the Company, any of its Subsidiaries, nor, to the Company’s Knowledge, any prior owner or operator, has incurred in the past, or is now subject to, any Environmental Liabilities.

(d) With respect to each Property, the Company and/or its Subsidiaries have obtained, possess, and are, and at all times have been, in compliance with all Environmental Permits, including, without limitation, all conditions thereof.

(e) Except as set forth on Schedule 5.19(e), each Property is and at all times has been in compliance with all Environmental Laws.

(f) There are no Encumbrances, defaults, equitable interests, covenants, deed restrictions, notice or registration requirements, or other limitations applicable to any Property, based upon or arising from any Environmental Laws.

(g) There are no UST’s located in, at, on or under any Property other than the UST’s identified on Schedule 5.19(g); and each of those UST’s is in compliance with all Environmental Laws.

(h) There is no Property at which Pollutants have been or are being Released, other than the locations identified on Schedule 5.19(h), and each of those locations is currently in compliance with all Environmental Laws.

(i) There are no PCB’s, lead paint, asbestos (of any type or form), or materials, articles or products containing PCB’s, lead paint or asbestos, located in, at, on, under, a part of, involving or otherwise related to any Property (including, without limitation, any building, structure, or other improvement that is a part of any Property).

(j) No on-site sources of water for human consumption or other human contact in, at or on the Property, and no subsurface waters under any Property, contain a Pollutant at a level exceeding human health standards established or recommended in Environmental Laws.

(k) Except as set forth on Schedule 5.19(k), there has been no exposure of any Person or property to any Pollutant in connection with the Property or the Business that could reasonably be expected to form the basis for any Environmental Liabilities or any Claim for other damages or compensation.

(l) Prior to the date of this Agreement, the Company has delivered to the Purchaser true, correct and complete copies of all environmental reports, assessments, audit reports, and studies and all correspondence in its possession or, to the Company’s Knowledge, in existence, with regard to the Property and in connection with the Business (the “Environmental Reports”).

5.20 Banks and Brokerage Accounts. Schedule 5.20 sets forth (a) a true and complete list of the names and locations of all banks, trust companies, securities brokers and other financial institutions at which the Company or any of its Subsidiaries has an account or safe deposit box or maintains a banking, custodial, trading or other similar relationship, and (b) a true and complete list and description of each such account, box and relationship, indicating in each case the account number and the names of the respective officers, employees, agents or other similar representatives of the Company or any of its Subsidiaries having signatory power with respect thereto.

5.21 Directors & Officers. Schedule 5.21 lists all officers, directors and managers of the Company and each of its Subsidiaries, as applicable. Except as set forth on Schedule 5.21, to the Company’s Knowledge, no officer or managerial employee of the Company or any of its Subsidiaries intends to terminate his or her employment with such Person within twelve (12) months following the Closing, except as otherwise required by this Agreement.

5.22 Interests of Related Parties.

(a) Except as disclosed on Schedule 5.22(a), no officer, director, manager or Affiliate of the Company: (i) to the Company’s Knowledge, owns or has owned, directly or indirectly, any equity or other financial or voting interest in any competitor, supplier, licensor, lessor, independent contractor or customer of the Company or any Subsidiary; (ii) to the Company’s Knowledge, owns or has owned, directly or indirectly, or has or has had any interest in any property (real or personal, tangible or intangible) used in the Business of the Company or any Subsidiary; or (iii) is a party to any Contract or transaction with the Company or any Subsidiary.

(b) Except as disclosed on Schedule 5.22(b), there are no outstanding notes payable to, accounts receivable from or advances by the Company or any Subsidiary to or from any officer, director, manager, Affiliate or, to the Company’s Knowledge, Associate in connection with their respective businesses or assets, and neither the Company nor any of its Subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any such Person other than compensation and benefits to employees and directors and travel and expense advances in the ordinary course of business.

5.23 Customers and Suppliers. Schedule 5.23 lists the names and addresses of the Company’s and its Subsidiaries’, on a consolidated basis, twenty (20) largest customers and twenty (20) largest suppliers (measured in each case by dollar volume of purchases or sales during the years ended December 31, 2010 and December 31, 2011, and the five-months ended

May 31, 2012) and the dollar amount of purchases or sales which each listed customer or supplier represented during such fiscal year. No customer or supplier so listed has indicated within the past twelve (12) months that it will stop or decrease the rate of its transactions, or otherwise change its business relationship, with the Company or its Subsidiaries. To the Company’s Knowledge, (i) no fact, occurrence, situation or circumstance exists with respect to any supplier, independent contractor or customer of the Company or any Subsidiary that would have a Material Adverse Effect, and (ii) no fact, occurrence, situation or circumstance exists that would materially and adversely affect, and the purchase of the Shares by the Purchaser will not materially and adversely affect, the relationship of the Company or any Subsidiary with any supplier or customer listed on Schedule 5.23. Neither the Company nor any of the Subsidiaries has offered to any Person, and, to the Company’s Knowledge, no Person is entitled to claim, any cash discount, profit participation, stock adjustment or other rebate or premium in connection with or on account of the purchase or sale of products or services of the Company or any of the Subsidiaries.

5.24 Warranties.

(a) Schedule 5.24 contains a true, correct and complete copy of the Company’s standard warranty or warranties for products of or services by the Company or any of its Subsidiaries. Schedule 5.24 also sets forth the estimated aggregate annual cost of performing warranty obligations with respect to the products of or services rendered by the Company or any Subsidiary for each of the three (3) preceding fiscal years. All products of or services rendered by the Company or its Subsidiaries have been in material conformity with all applicable contractual commitments and express and implied warranties. No products of or services rendered by the Company and its Subsidiaries are subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of such product or service (including as a result of any course of conduct between the Company or any of its Subsidiaries and any Person or as a result of any statements in the Company’s or its Subsidiaries’ service or promotional literature).

5.25 Absence of Fraud. No fraud has been committed by the Company or its Subsidiaries or by any officers, directors, managers, equityholders, employees or independent contractors of the Company or its Subsidiaries, in each case in connection with the Business.

5.26 No Brokers or Finders. Except as set forth on Schedule 5.26, neither the Company nor its Subsidiaries has incurred or will incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of the Company or any Subsidiary, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

The Purchaser and Parent hereby jointly and severally represent and warrant to the Company (until the Closing Date) and to Seller as of the date of this Agreement and as of the Closing Date as follows:

6.1 Organization; Standing and Power. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas and has all requisite power and authority to own, operate and lease its properties and to carry on its business as now being conducted.

6.2 Authority; Enforceability. Each of Parent and the Purchaser has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and all action required on the part of each of Parent and the Purchaser for such execution, delivery and performance has been duly and validly taken. Assuming due execution and delivery by the Company, the Company’s Subsidiaries and the Seller, as applicable, this Agreement and each of the Ancillary Agreements to which Parent or the Purchaser is a party constitutes the legal, valid and binding obligation of Parent or the Purchaser, as applicable, enforceable against Parent and the Purchaser in accordance with their respective terms, except as enforceability thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

6.3 No Conflicts. The execution and delivery by each of Parent and the Purchaser of this Agreement and each of the Ancillary Agreements to which it is a party does not, the performance and consummation by Parent and the Purchaser of the transactions contemplated hereby or thereby do not and will not, conflict with or result in a violation or breach of, or default under, or give rise to any right of acceleration or termination of, any of the terms, conditions or provisions of any note, bond, lease, license, agreement or other instrument or obligation to which Parent or the Purchaser is a party or by which Parent’s or the Purchaser’s assets or properties are bound, or violate any Laws applicable to Parent or the Purchaser or any of Parent’s or the Purchaser’s assets or properties, in each case which would adversely affect its ability to consummate the transactions contemplated hereby.

6.4 Legal Proceedings. There is no action, suit, claim, proceeding or investigation pending or, to Parent and the Purchaser’s actual knowledge, threatened against or involving Parent, the Purchaser or their respective assets or properties in a matter that would adversely affect the ability of Parent or the Purchaser to perform its obligations under this Agreement or any Ancillary Agreements to which it is a party, and Parent and the Purchaser know of no reasonable basis for any of the foregoing.

6.5 Capitalization. Before giving effect to the transactions contemplated by this Agreement, Parent’s authorized capital stock is 110,000,000 shares, which consists of (i) 100,000,000 shares of Common Stock, par value $.01 per share, and (ii) 10,000,000 shares of Preferred Stock, par value $0.01 per share. 9,378,288 shares of Parent Common Stock are issued and outstanding and 10,386,600 shares of Parent Common Stock are issuable upon the exercise, conversion or exchange of outstanding subscriptions, options, warrants, convertible or exchangeable securities, or other rights to acquire Parent Common Stock. 2,540,400 shares of Parent’s Preferred Stock are issued and outstanding. The shares of Parent Common Stock to be issued to Seller at Closing, when issued, sold and delivered to Seller in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, non-assessable and free and clear of all Encumbrances (other than Encumbrances imposed under this Agreement or by Seller).

6.6 Form 10-K and Form 10-Q Filings. Parent’s (i) Form 10-K for its fiscal year ended November 30, 2011 and (ii) Form 10-Q for its quarterly period ended February 29, 2012, in each case, as filed by Parent with the Securities and Exchange Commission, complied (as of its filing date) in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent, including the notes thereto, included in such Form 10-K and Form 10-Q comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the Securities and Exchange Commission with respect thereto, have been prepared in accordance with GAAP consistently applied and fairly present the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended.

6.7 Investment Representation. Purchaser acknowledges that the Shares being acquired from Seller have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or qualified under applicable state securities Laws in reliance on exemptions therefrom. Purchaser is acquiring the Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act or other applicable securities Laws. Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated by the Securities and Exchange Commission.

6.8 WARN Act. Following the Closing, Purchaser (i) does not anticipate closing any material site of employment currently operated by the Company and its Subsidiaries or the termination of employment of more than 50 current employees of the Company and its Subsidiaries and (ii) Purchaser is not aware of any event following the Closing that would require the Company and/or its Subsidiaries to provide notice to current employees of the Company and/or its Subsidiaries under the Worker Adjustment and Retraining Notification Act or any comparable state law; provided, however, that this Section 6.8 is a statement of Purchaser’s intent on the date hereof and on the Closing Date and nothing in this Section 6.8 shall impose an obligation on Purchaser or its Affiliates to continue to employ the employees of the Company and its Subsidiaries for a particular period of time following the Closing.

6.9 No Brokers or Finders. Except for amounts owed to Burnham Securities, Inc., neither Parent nor the Purchaser has incurred or will incur, directly or indirectly, as a result of any action taken or permitted to be taken by or on behalf of Parent, the Purchaser or any Subsidiary, any liability for brokerage or finders’ fees or agents’ commissions or similar charges in connection with the execution and performance of the transactions contemplated by this Agreement.

ARTICLE VII

PRE-CLOSING COVENANTS

7.1 Access to Information. Prior to the Closing, upon reasonable notice from the Purchaser to the Company, the Company will afford to the officers, attorneys, accountants or other authorized representatives of the Purchaser reasonable access during normal business hours to the employees, properties, facilities, Contracts and the books and records of the Company and its Subsidiaries so as to afford the Purchaser full opportunity to make such review, examination and investigation of the Business as the Purchaser may desire to make. The Purchaser will be permitted to make extracts from or to make copies of such books and records as requested in connection therewith.

7.2 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company agrees (unless required to take such action pursuant to this Agreement or the Purchaser shall give its prior consent in writing) to, and to cause each of its Subsidiaries to, carry on the Business in the usual, regular and ordinary course of business consistent with past practice, and to (i) preserve intact its present business organization and the rights and privileges pertinent to the Business, (ii) use its best efforts to keep available the services of its present directors, managers, officers, employees and consultants, and (iii) use its best efforts preserve its relationships with customers, suppliers, licensors, licensees, independent contractors and other Persons having business dealings with it, all with the express purpose and intent of preserving unimpaired its goodwill and ongoing business at the Closing. Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall not and shall cause each of its Subsidiaries not to, do, cause or permit any of the following, without the prior written consent of the Purchaser (or unless the Company is required to do so by the terms of this Agreement):

(a) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of additional Company Common Stock or Subsidiary Capital Stock of any class, or securities convertible into any such equity interests, or any rights, warrants or options to acquire any such equity interests or other convertible securities;

(b) redeem, purchase or otherwise acquire any outstanding Company Common Stock or Subsidiary Capital Stock;

(c) propose or adopt any amendment to its certificate of incorporation or bylaws or similar organizational or constituent documents or authorize or adopt a plan of complete or partial dissolution;

(d) incur any Indebtedness (other than in the ordinary course of business) or issue any debt securities or assume, guarantee or endorse the obligations of any other Person;

(e) increase in any manner the rate or terms of compensation of, or award any bonuses to, any of its directors, managers, officers and other employees, except such increases or bonuses as are granted in the ordinary course of business consistent with past practice, or enter into any employment, severance or collective bargaining agreement;

(f) (i) sell, transfer or otherwise dispose of any of its property or assets other than in the ordinary course of business or (ii) mortgage or encumber any of its property or assets;

(g) enter into (other than in the ordinary course of business), modify or amend, or terminate any Contracts;

(h) declare, set aside or pay any dividend or other distribution in respect of the Shares;

(i) enter into any agreement or commitment involving an aggregate capital expenditure or commitment exceeding $10,000 or otherwise consummate any such purchase unless in the ordinary course of business consistent with past practice and approved by the board of directors (or similar governing body) of the Company, or committed to or contracted for, prior to the date of this Agreement and disclosed to the Purchaser prior to the date of this Agreement;

(j) amend, adopt or terminate any of its Benefit Plans, except as required under this Agreement or by Law;

(k) make any change in accounting methods, principles or practices, except as may be required by a change in standard accounting principles, GAAP or applicable Law;

(l) make or change any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company or any of its Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company or any of its Subsidiaries, or take any other similar action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of the Company or any of its Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of the Company or any of its Subsidiaries existing on the Closing Date;

(m) accelerate collection of any accounts receivable, prepay or accelerate payment of any Indebtedness, delay or alter payment of payables (including, without limitation, allowing any payables of the Company to become more than 90 days past due), change credit practices or do anything to materially and adversely affect the relationship with customers or suppliers;

(n) take any action that would intentionally result in a breach of the representations and warranties contained in Article V of this Agreement; or

(o) agree in writing to take any of the foregoing actions.

In addition, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, the Company shall keep the Purchaser apprised of all business decisions that have or could reasonably be expected to have a Material Adverse Effect.

7.3 Acquisition Proposals. From and after the date of this Agreement, the Company, Coffman Disposal and the Seller shall not, and shall cause each officer, director, manager or employee of, or any investment banker, attorney, accountant or other representative retained by, the Company, Coffman Disposal or the Seller not to, solicit, initiate or encourage submission of any proposal or offer (including by way of furnishing information) from any Person which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal other than this Agreement. As used in this Agreement, “Acquisition Proposal” shall mean (i) any proposal for a merger or other business combination involving the Company or any Subsidiary; (ii) any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary; or (iii) any proposal to acquire any interest in the Shares or Subsidiary Capital Stock. From and after the date of this Agreement, (i) the Company, Coffman Disposal and the Seller shall, and shall cause each officer, director, manager or employee of, or any investment banker, attorney, accountant or other representative retained by, the Company or the Seller to (a) immediately cease any solicitation, encouragement, discussions or negotiations with any Persons that may be ongoing with respect to an Acquisition Proposal and with any Persons who have made or indicated an intention to make an Acquisition Proposal and (b) request each such Person to promptly return or destroy all confidential information concerning the Business, the Company or its Subsidiaries; and (ii) the Company, Coffman Disposal and the Seller shall promptly (and in any event within two (2) Business Days) provide to the Purchaser (a) a written summary of the terms of any Acquisition Proposal not made in writing (other than terms that are, individually and in the aggregate, immaterial) and (b) copies of any written materials provided by any Person(s) making an Acquisition Proposal (including a copy of any Acquisition Proposal made in writing). The Company, Coffman Disposal and the Seller agree that they will not enter into any confidentiality agreement with any Person subsequent to the date of this Agreement which prohibits the Company, Coffman Disposal or the Seller from providing any information to the Purchaser in accordance with this Section 7.3.

7.4 Delivery of Updated Disclosure Schedules. From time to time prior to the Closing, the Company shall promptly provide written updates to its Schedules, with respect to any matter hereafter arising which, if existing, occurring or known as of the date of this Agreement, would have been required to be set forth in a Schedule or which is necessary to correct any information which has been rendered inaccurate thereby. No amendment, supplement or other modification of the Schedules pursuant to this Section 7.4 shall be deemed to have modified the representations, warranties or covenants of the Company herein for purposes of determining whether the conditions set forth in Section 8.1(a) have been satisfied, shall affect whether a breach of such representations, warranties or covenants has occurred or shall otherwise affect the Purchaser’s rights under Article X or XI with respect thereto; provided, however, that if following any such amendment, supplement or modification, the transactions contemplated by this Agreement are consummated and Parent and Purchaser elect to proceed with the Closing despite such amendment, supplement or modification, then such amendment, supplement or modification shall be effective to amend any representation or warranty, covenant or agreement of the Company and Seller contained in this Agreement for purposes of Parent’s and Purchaser’s indemnification rights under Article XI.

7.5 Negative Cash Balances. No later than the Closing, the Company and/or its Subsidiaries, as the case may be, shall promptly take action to eliminate any negative cash balances of the Company.

7.6 Accounts Payable. From time to time prior to the Closing, the Company shall cause all accounts payable of the Company to be paid in a timely manner such that, as of the Closing Date, no accounts payable of the Company are more than ninety (90) days past their respective original due dates.

ARTICLE VIII

CONDITIONS TO CLOSING

The obligations of the parties to effect the transactions contemplated hereby are subject to the satisfaction at or prior to the Closing of the following conditions:

8.1 Conditions to Obligations of the Purchaser and Parent.

(a) Representations and Warranties of the Company, its Subsidiaries and the Seller. The representations and warranties of the Company, its Subsidiaries and the Seller shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for those representations made as of a specified date, which need to be true and correct only as of the specified date).

(b) Agreements and Covenants. Each of the Company, Coffman Disposal and the Seller shall have performed and complied in all material respects with each agreement, covenant and obligation required by it pursuant to this Agreement or the Ancillary Agreements to which it is a party to be so performed or complied with by the Company, Coffman Disposal or the Seller at or before the Closing.

(c) No Material Adverse Effect. No Material Adverse Effect shall have occurred since the date of this Agreement.

(d) Officer’s Certificates. The Company shall have delivered to the Purchaser a certificate, dated the Closing Date and executed by the Company’s President or any Vice President, as applicable, certifying as to the fulfillment of the conditions specified in Sections 8.1(a), 8.1(b) and 8.1(c).

(e) Secretary’s Certificate. The Secretary of the Company and each Subsidiary shall have delivered to the Purchaser at the Closing a certificate stating that all board of directors and stockholder (or their equivalent of such Person) approvals necessary to consummate the transactions contemplated by this Agreement have been obtained and attaching thereto: (i) a copy of the certificate of incorporation and bylaws or equivalent organizational or constituent documents (each, as amended through the Closing), certified by the Secretary of such Person as the true and correct copies thereof as of the Closing; (ii) a certificate, dated within three (3) Business Days of Closing, of the Secretary of State (or other applicable Governmental Authority) of jurisdiction listed on Schedule 5.1 or Schedule 5.6(b) establishing such Person or the relevant Subsidiary is in existence or qualified to do business therein and otherwise is in good standing to transact business; and (iii) a copy of the resolutions of the board of directors and the stockholders or their equivalent of such Person, as applicable, evidencing the approval of this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.

(f) Third Party Consents. Any and all consents or waivers required from third parties relating to this Agreement or the Ancillary Agreements or any of the other transactions contemplated hereby or thereby shall have been obtained, including, but not limited to, any consents related to any “change of control,” “potential change of control” or similar provision in any Contract.

(g) Payoff Letters. The Purchaser shall have received payoff letters relating to all Indebtedness of the Company or its Subsidiaries to be paid at Closing as set forth on Annex IV and releases from third parties of any and all Encumbrances relating to the property of the Company and its Subsidiaries, all on terms satisfactory to the Purchaser.

(h) Resignations. The Purchaser shall have received written resignations effective as of the Closing Date of the directors and officers (or their equivalent) of the Company and its Subsidiaries as the Purchaser shall designate.

(i) No Actions or Proceedings. No claim, action, suit, investigation or proceeding shall be pending or threatened before any Governmental Authority which presents a risk of the restraint or prohibition of the transactions contemplated by this Agreement.

(j) Government Approvals. All Permits, Orders of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(k) Opinion of Counsel. The Company shall have delivered an opinion of counsel to the Company containing legal opinions customary for transactions of the type contemplated by this Agreement, with such opinion to be satisfactory to the Purchaser and the Purchaser’s counsel.

(l) Escrow Agreement. The Seller and the Escrow Agent shall have executed the Escrow Agreement.

(m) Employment Agreements. Seller shall have entered into an employment agreement, in the form attached hereto as Exhibit C, with the Purchaser, the Company or any of the Subsidiaries, as determined by the Purchaser. Anita Lansmon and any additional individuals specified by Purchaser shall have entered into an employment agreement, in the form attached hereto as Exhibit D, with the Purchaser, the Company or any of the Subsidiaries, as determined by the Purchaser.

(n) Termination of Benefit Plans. The Purchaser shall have received satisfactory evidence of the termination of all Benefit Plans, as determined by the Purchaser.

(o) Stock Power. The Seller shall have delivered stock powers duly executed in blank by the Seller, in a form acceptable to the Purchaser, with respect to the Shares.

(p) Regulatory Approvals. The Purchaser shall have obtained all regulatory approvals required in connection with the consummation of the transactions contemplated by this Agreement.

(q) FIRPTA Certificate. The Seller shall have delivered a non-foreign affidavit in form and substance required under Section 1.1445-2(b) of the Treasury Regulations stating that the Seller is not a “foreign person” as defined in Section 1445 of the Code.

(r) Subsidiary Shares. The Purchaser shall have received all certificates representing the shares or other equity interests of the Company’s Subsidiaries identified in Schedule 5.6(b).

(s) Bank Accounts. The Purchaser shall have received evidence that the Company and each Subsidiary has changed the authorized signatories on its respective bank accounts listed on Schedule 5.20 to the Persons designated by the Purchaser.

(t) Affiliate Agreements. The Purchaser shall have received evidence of termination of any agreements listed on Schedule 5.22(a) or Schedule 5.22(b) designated by the Purchaser.

(u) Minute Books. The Purchaser shall have received the original minute books and transfer records of the Company and each of its Subsidiaries.

(v) Landlord Subordination Agreements. To the extent required by Purchaser’s lenders, the Company shall have obtained and delivered to the Purchaser and such lenders landlord subordination agreements executed by the landlord thereof with respect to all Leased Real Property, each in a form reasonably acceptable to the Purchaser’s lenders.

(w) Real Property Leases. To the extent any leases relating to Leased Real Property will not remain in full force and effect following the Closing, the Purchaser or the Company, as applicable, shall have entered into new lease agreements relating to such Leased Real Property, in form and substance satisfactory to the Purchaser. Additionally, the Purchaser shall have received duly executed amendments to each of the following leases extending the respective terms thereof, which amendments shall be in form and substance reasonably satisfactory to the Purchaser: (i) Salt Water Disposal Well Lease, dated effective as of August 17, 2006, by and between Lena Larue Allison and CSWU Well, LLC, (ii) Salt Water Disposal Lease, dated as of September 24, 2004, by and between Deborah L. Smith and Coffman Disposal, and (iii) Salt Water Disposal Lease, dated as of February 7, 2003, by and between Kenneth Brunson and the Company.

(x) Assignment of Interests. The Purchaser shall have received satisfactory evidence that the Seller has transferred to the Company all of the Seller’s equity interests in Coffman Disposal.

(y) Transfer of Motor Vehicle. The Purchaser shall have received satisfactory evidence that the Company has transferred to the Seller all of the Company’s ownership interest in that certain 2011 Ford Mustang (VIN No 1ZVBP8JS0B5125487), together with any indebtedness associated therewith.

(z) Unifirst Settlement. The Seller shall have delivered to the Purchaser a final executed settlement agreement, in form and substance satisfactory to the Purchaser, with respect to the pending litigation between the Company and Unifirst Holdings, Inc.

(aa) Extension of Alliance Agreement. The Purchaser shall have received a duly-executed amendment, in form and substance satisfactory to the Purchaser, to that certain Alliance Agreement, dated January 1, 2008 among the Company, Devon Energy Production Company, L.P., Devon Gas Services, L.P., Acacia Natural Gas Corporation, and Southwestern Gas Pipeline, Inc. with respect to the extension of the term of such Alliance Agreement.

(bb) Waiver Regarding Change of Control. The Purchaser shall have received a duly-executed waiver from Jimmy Coffman (Seller’s father) and Elaine Coffman with respect to the acceleration of the Indebtedness of the Company or its Subsidiaries owing to Jimmy Coffman and/or Elaine Coffman as a result of the change of control of the Company contemplated by this Agreement.

(cc) Form 8023. The Seller shall have delivered a completed Form 8023 required by Section 9.3(i) to evidence the 338(h)(10) Election.

(dd) Disclosure Schedules. The Purchaser and Parent shall be satisfied with the Schedules delivered by the Company and the Seller pursuant to Section 7.4.

8.2 Conditions to Obligations of the Company and the Seller.

(a) Representations, Warranties and Agreements of the Purchaser and Parent. The representations and warranties of the Purchaser and Parent contained in this Agreement shall be true and correct in all material respects on the date hereof and on and as of the Closing Date, as though made on and as of the Closing Date (except for representations and warranties made as of a specified date, which need to be true and correct only as of the specified date).

(b) Agreements and Covenants. Each of Parent and the Purchaser shall have performed and complied in all material respects with each agreement, covenant and obligation required by it pursuant to this Agreement and/or the Ancillary Agreements to which it is a party to be so performed or complied with by Parent or the Purchaser at or before the Closing.

(c) Officer’s Certificate. Each of Parent and the Purchaser shall have delivered to the Seller a certificate, dated the Closing Date and executed by an authorized officer of Parent and the Purchaser, respectively, certifying as to the fulfillment of the conditions specified in Sections 8.2(a) and 8.2(b).

(d) Secretary’s Certificate. Each of Parent and the Purchaser shall have delivered to Seller at the Closing a certificate stating that all board of directors approvals (and, with respect to the Purchaser, stockholder approvals) necessary to consummate the transactions contemplated by this Agreement (including without limitation any approvals required for the issuance of shares of Parent Common Stock) have been obtained and attaching thereto: (i) a copy of the certificate of incorporation and bylaws or equivalent organizational or constituent documents (each, as amended through the Closing), certified by the Secretary of such Person as the true and correct copies thereof as of the Closing; (ii) a certificate, dated within three (3) Business Days of Closing, of the Secretary of State (or other applicable Governmental Authority) of the jurisdiction of formation of such Person establishing that such Person is in existence and otherwise is in good standing to transact business; and (iii) a copy of the resolutions of the board of directors (and, in the case of the Purchaser, the stockholders) or their equivalent of such Person, as applicable, evidencing the approval of this Agreement and the Ancillary Agreements to which it is a party and the transactions contemplated hereby and thereby.

(e) Escrow Agreement. The Purchaser and the Escrow Agent shall have executed the Escrow Agreement.

(f) Third Party Consents. Any and all consents or waivers required from third parties relating to the performance by each of Parent and the Purchaser of its obligations hereunder shall have been obtained.

(g) No Actions or Proceedings. No claim, action, suit, investigation or proceeding shall be pending or threatened before any Governmental Authority which presents a risk of the restraint or prohibition of the transactions contemplated by this Agreement.

(h) Government Approvals. All Permits, Orders of, or declarations or filings with, or expiration of waiting periods imposed by, any Governmental Authority necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(i) Form 8023. The Purchaser shall have delivered a completed Form 8023 required by Section 9.3(i) to evidence the 338(h)(10) Election.

(j) Opinion of Counsel. The Purchaser and Parent shall have delivered an opinion of Kane Russell Coleman & Logan PC (counsel to Parent and the Purchaser) to Seller containing legal opinions customary for transactions of the type contemplated by this Agreement, with such opinion to be satisfactory to Seller and Seller’s counsel.

(k) Employment Agreements. The Employment Agreements to be executed by Seller, Anita Lansmon and any additional individuals specified by Purchaser shall have been countersigned and delivered to such individuals by the Purchaser, the Company or any of the Subsidiaries (as determined by the Purchaser).

(l) Payment of Initial Purchase Price. The Purchaser and Parent, as applicable, shall have paid the Initial Purchase price in accordance with the terms hereof.

(m) Waiver Regarding Change of Control. Seller shall have received a duly-executed waiver from Jimmy Coffman (Seller’s father) and Elaine Coffman with respect to the acceleration of the Indebtedness of the Company or its Subsidiaries owing to Jimmy Coffman and/or Elaine Coffman as a result of the change of control of the Company contemplated by this Agreement.

(n) Release of Personal Guarantees. Seller shall have been provided with reasonably satisfactory evidence of the Seller’s release from any personal guarantees with respect to the Indebtedness of the Company and its Subsidiaries.

ARTICLE IX

POST-CLOSING COVENANTS

9.1 Confidentiality; Covenant Not to Compete.

(a) The Seller acknowledges that he has or may have access to Confidential Information (as defined below) and that such Confidential Information does and will constitute valuable, special and unique property of the Purchaser. The Seller agrees that from and after the Closing Date for a period of five (5) years (such five (5) year period is hereinafter referred to as the “Restricted Period”), he will not, directly or indirectly, disclose, reveal, divulge or communicate to any Person other than authorized officers, directors and employees of the Purchaser, Parent, the Company or their respective Subsidiaries, or use or otherwise exploit for the Seller’s own benefit or for the benefit of anyone other than the Purchaser, Parent, the Company or their respective Subsidiaries, any Confidential Information; provided, however, that such Restricted Period will be extended by and for the duration of any period of time during which the Seller is in violation of any provision of this Section 9.1(a). The Seller shall not have any obligation to keep confidential any Confidential Information if and to the extent disclosure thereof is specifically required by Law; provided, however, that in the event disclosure is required by applicable Law, the Seller shall, to the extent reasonably possible, provide the Purchaser with prompt notice of such requirement prior to making any disclosure so that the Purchaser may seek an appropriate protective order. If a protective order or other remedy is not available, or if the other party waives compliance with the provisions of this Section 9.1(a), the party receiving the request for disclosure or its representatives, as the case may be, may disclose to the Person requiring disclosure only that portion of the Confidential Information which such party is legally required to disclose. For purposes of this Section 9.1, “Confidential Information” shall mean any confidential information with respect to the Business, including, without limitation, methods of operation, customers, customer lists, products and services, proposed products and services, former products and services, proposed, pending or completed acquisitions of any company, division, product line or other business unit, prices, fees, costs, plans, designs, technology, inventions, trade secrets, know-how, software, marketing methods, policies, plans, personnel, suppliers, markets or other specialized information or proprietary matters. The term “Confidential Information” does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, or (ii) becomes generally available to the public other than as a result of a disclosure by the Seller not otherwise permissible thereunder.

(b) The Seller hereby agrees that, during the Restricted Period, he will not, directly or indirectly (including without limitation through Subsidiaries, Affiliates or Associates or by contract), as a partner, joint venturer, employer, employee, consultant, shareholder, principal, manager, agent or otherwise, own, manage, operate, finance, join, control, participate or lend money or the Seller’s reputation to any business, whether in corporate, limited liability company or partnership form or otherwise, which in any way engages in any business that competes with the Business as carried on or proposed to be carried on at the Closing Date in the State of Texas; provided, however, that (i) nothing herein shall be construed to prevent the Seller from holding as a passive investment not more than 4.9% of the shares in any company whose shares are quoted on any stock exchange or inter-dealer quotation system, (ii) the foregoing provisions shall not in any way limit or mitigate the Seller’s confidentiality obligations herein and (iii) such Restricted Period will be extended by and for the duration of any period of time during which the Seller is in violation of any provision of this Section 9.1(b).

(c) The Seller hereby agrees that, during the Restricted Period, he will not, directly or indirectly (including without limitation through Subsidiaries, Affiliates or Associates or by contract), as a partner, joint venturer, employer, employee, consultant, shareholder, principal, manager, agent or otherwise, (i) induce or attempt to induce, or cause any officer, director or employee of the Purchaser or any of its Subsidiaries (including the Company) to leave the employ of the Purchaser or such Subsidiary, or in any way materially interfere with the relationship between such Person, on the one hand, and any such officer, director or employee, on the other hand; or (ii) induce, or attempt to induce, any customer, salesperson, supplier, vendor, representative, agent, licensee or other Person transacting business with the Purchaser or such Subsidiary to reduce or cease doing business with such Person, or in any way to interfere with the relationship between any such customer, salesperson, supplier, vendor, representative, agent, licensee or business relation, on the one hand, and the Purchaser or such Subsidiary, on the other hand; provided, however, that such Restricted Period will be extended by and for the duration of any period of time during which the Seller is in violation of any provision of this Section 9.1(c). The foregoing restrictions shall include any Person who was an officer, director, employee, customer, salesperson, supplier, vendor, representative, agent, licensee or other Person transacting business with the Purchaser or any of its Subsidiaries (including the Company) within six (6) months prior to the Closing Date or during such Restricted Period.

(d) The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that the Purchaser, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

(e) The Seller hereby further acknowledges and agrees that, in view of the nature of the Business and the business objectives of the Purchaser in acquiring the Company and the consideration paid to the Seller therefor, the scope of business, territorial and time limitations contained in this Section 9.1 are reasonable and properly required for the adequate protection of the Purchaser. The parties hereto intend that the covenants of this Section 9.1 be (i) enforceable to the maximum extent permitted by Law, and (ii) severable, and, if any reviewing court determines that any such covenant is unenforceable, invalid or of excessive duration or scope, such determination shall not affect the enforceability of any other covenants herein; further, in the event of any such determination, the parties authorize such court to (i) reform the unenforceable, invalid or excessive provisions, and (ii) impose such restrictions as reformed, as it deems reasonable. The Purchaser may, upon written notice to and without the consent of the Seller, reduce the scope of the covenants of this Section 9.1 that apply to the Seller, if the Purchaser deems such reduction in scope is necessary to enforce such covenants.

(f) The Seller hereby acknowledges that the Seller’s covenants made in this Section 9.1 are in addition to, and do not replace or amend, any non-competition covenants which may have heretofore been agreed to, or may hereafter be agreed to, with the Company or its Subsidiaries, and in the event the covenants in this Section 9.1 are in any way found unenforceable or invalid or are in any way limited or reformed, such other covenants shall not be affected thereby.

9.2 Post-Closing Notifications. The Purchaser and the Seller will, and each will cause their respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any Law of any Governmental Authority having jurisdiction over the Purchaser or the Seller.

9.3 Tax Matters.

(a) In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company and its Subsidiaries for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date and the amount of other Taxes of the Company and its Subsidiaries for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(b) Seller shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of the Purchaser, all income Tax Returns for the Company and any Subsidiaries for all periods ending on or prior to the Closing Date that are required to be filed after the Closing Date. The Purchaser shall prepare or cause to be prepared and file or cause to be filed, subject to the review and reasonable approval of the Seller, all Tax Returns for the Company and its Subsidiaries for all Straddle Periods and all non-income Tax Returns for the Company and any Subsidiaries for periods ending on or prior to the Closing Date that are required to be filed after the Closing Date.

(c) Except as set forth in Section 9.3(b), Purchaser shall not file a Tax Return or an amended Tax Return for the Company or any of its Subsidiaries or file a claim for refund for any period beginning prior to the Closing Date and ending on, prior to, or after the Closing Date without the written consent of the Seller, which consent will not be unreasonably withheld, conditioned or delayed.

(d) The Purchaser, the Company and its Subsidiaries, and the Seller shall cooperate fully, as and to the extent reasonably requested by any other party, in connection with the filing of Tax Returns pursuant to this Section 9.3 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceedings and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and its Subsidiaries and the Seller agree (A) to retain all material books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to each taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Seller, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any Tax Authority, and (B) to give the Purchaser reasonable written notice prior to transferring, destroying or discarding any such books and records and, upon the reasonable request of the Purchaser, the Company or any of its Subsidiaries, as applicable, shall allow the Purchaser (at the sole cost and expense of the Purchaser) to make copies of such books and records.

(e) The Purchaser and the Seller further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(f) The Purchaser and the Seller further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(g) All tax-sharing agreements or similar agreements with respect to or involving the Company and its Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and its Subsidiaries shall not be bound thereby or have any liability thereunder.

(h) All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Seller and Purchaser equally when due, and the Purchaser, will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, the Seller will, and will cause its Affiliates to, join in the execution of any such Tax Returns and other documentation.

(i) Each of the Company, the Subsidiaries of the Company and the Seller, as applicable, shall join with the Purchaser in making an election under Code §338(h)(10) (and any corresponding election under state, local, and foreign Tax Law) with respect to the purchase and sale of the Shares hereunder (collectively, the “338(h)(10) Election”). The Seller shall include any income, gain, loss, deduction, or other tax item resulting from the 338(h)(10) Election on its Tax Returns to the extent required by applicable Law. The Purchaser and the Seller shall evidence the 338(h)(10) Election by delivering a properly completed and executed Form 8023 on the Closing Date. As a condition to Seller making the 338(h)(10) Election, Purchaser shall pay to the Seller, in cash, the amount of additional consideration necessary to cause Seller’s aggregate after-Tax net proceeds from the sale of the Shares with the 338(h)(10) Election to be equal to the after-Tax net proceeds that the Seller would have received had the 338(h)(10) Election not been made, taking into account all appropriate state, federal and local Tax implications, including Taxes imposed on any payment made under this Section 9.3(i) (the “Tax Adjustment”). The Seller shall provide Purchaser with a schedule computing the amount of the Tax Adjustment (the “Seller’s Tax Adjustment Schedule”) within thirty (30) calendar days after the parties have agreed to the allocation of the ADSP among the Company’s assets pursuant to Section 2.4. Within thirty (30) calendar days of the Seller’s delivery of the Seller’s Tax Adjustment Schedule, Purchaser may deliver written notice (the “Protest Notice”) to the Seller of any objections, specifying in reasonable detail any contested amounts and the basis therefore, which Purchaser may have to the Seller’s Tax Adjustment Schedule. The failure of Purchaser to deliver such Protest Notice within the prescribed time period will constitute Purchaser’s acceptance as final of the Seller’s Tax Adjustment Schedule as determined by the Seller. Any amounts not disputed in the Protest Notice (if one is delivered) shall be deemed to be accepted by Purchaser as final. Upon receipt of the Seller’s Tax Adjustment Schedule, Purchaser and its accountant will be given reasonable access to the Seller’s relevant books, records and workpapers during reasonable business hours for the purpose of verifying the Seller’s Tax Adjustment Schedule. If Purchaser delivers the Protest Notice before the expiration of the 30-day review period, Purchaser and the Seller shall negotiate in good faith to resolve such objections within thirty (30) calendar days after the delivery of the Protest Notice (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Seller’s Tax Adjustment Schedule with such changes as may have been previously agreed in writing by Purchaser and the Seller, shall be final and binding. If Purchaser and the Seller are unable to resolve any disagreement with respect to the Seller’s Tax Adjustment Schedule within the Resolution Period, then only the amounts in dispute will be referred to the Designated Accounting Firm for final determination within forty-five (45) calendar days after such referral. The determination by the Designated Accounting Firm of the amounts in dispute shall only contemplate disputed items and be based solely on presentations by Purchaser and the Seller, and shall not involve the Designated Accounting Firm’s independent review. Any determination by the Designated Accounting Firm shall not be outside the range defined by the respective amounts in the Seller’s Tax Adjustment Schedule and Purchaser’s proposed adjustments thereto, and such determination shall be final, binding and non-appealable upon the parties. Purchaser and the Seller shall each bear that percentage of the fees and expenses of the Designated Accounting Firm equal to the proportion (expressed as a percentage) of the dollar amount of the disputed amounts determined in favor of the other party by the Designated Accounting Firm relative to the total dollar amount of all disputed amounts under this Section 9.3(i). For purposes of this Agreement, “Final Tax Adjustment” means the Tax Adjustment as finally determined pursuant to this Section 9.3(i). Purchaser shall pay the amount of the Final Tax Adjustment to the Seller within five (5) Business Days of the final determination thereof by wire transfer of immediately available funds to the account or accounts designated by the Seller in writing.

(j) Purchaser, the Company and the Seller, respectively, shall inform the other party in writing of the commencement of any audit, examination, proceeding or self-assessment (“Tax Contest”) relating to the 338(h)(10) Election. With respect to any such Tax Contest, the Seller shall be entitled to consultation with the Purchaser and the Company, in good faith, with respect to all proceedings taken in connection with such Tax Contest. To the extent that there are any subsequent adjustments in connection with a Tax Contest or in the amount paid for the Shares which results in an increase to the Tax Adjustment, the Purchaser shall pay the amount of such increase to the Seller within five (5) Business Days of the final determination thereof by wire transfer of immediately available funds to the account or accounts designated by the Seller in writing. To the extent that there are any subsequent adjustments in connection with a Tax Contest or in the amount paid for the Shares which results in a reduction of the Tax Adjustment, the Seller shall pay the amount of such reduction to the Purchaser within five (5) Business Days of the final determination thereof by wire transfer of immediately available funds to the account or accounts designated by the Purchaser in writing.

(k) Any Tax refunds that are received by Purchaser or the Company and its Subsidiaries, and any amounts credited against Taxes to which Purchaser or the Company and Subsidiaries become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date shall be for the account of Seller, and Purchaser shall pay over to Seller any such refund or the amount of any such credit within fifteen (15) days after receipt or entitlement thereto, net of any Taxes imposed upon Purchaser by reason of the receipt of such refund or credit.

9.4 Releases. Effective as of the Closing, the Seller (personally and as an officer, manager, director and/or employee of the Company or any Subsidiary), on the Seller’s own behalf and on behalf of the Seller’s Affiliates, including without limitation derivatively, to the fullest extent legally possible, hereby completely and forever releases, waives and discharges, and shall be forever precluded from asserting, any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and Liabilities, of any kind or nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, whether or not hidden or concealed, then existing in Law, equity or otherwise, that the Seller and its Affiliates, including without limitation derivatively, to the fullest extent legally possible, has, had or may have against the Purchaser, the Company, their respective Subsidiaries and their respective present or former directors, officers, employees, management, predecessors, successors, members, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents acting in such capacity, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Closing Date, other than, as applicable, (i) accrued but unpaid compensation, perquisites or other benefits due the Seller as an employee of, or vendor or independent contractor to, the Company or any of its Subsidiaries, (ii) any rights under this Agreement or any Ancillary Agreement to which the Seller is entitled, or (iii) any rights of directors, managers and officers of the Company or any of its Subsidiaries to indemnification and exculpation pursuant to the organizational documents of such Person. In making this waiver, the Seller acknowledges that it may hereafter discover facts in addition to or different from those which the Seller now believes to be true with respect to the subject matter released herein, but agrees that the Seller has taken that possibility into account in reaching this Agreement and as to which the Seller expressly assumes the risk. THE PROVISIONS IN THIS SECTION 9.4 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT, OR FUTURE CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT, OR FUTURE ENVIRONMENTAL LAW (INCLUDING, BUT NOT LIMITED TO CERCLA), OCCUPATIONAL SAFETY AND HEALTH LAW, OR PRODUCTS LIABILITY, SECURITIES, OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM RELIEF IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING RELIEF, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING RELIEF.

9.5 Matters Relating to Parent Common Stock; Lock-Up.

(a) The parties acknowledge and agree that the 1,177,087 shares of Parent Common Stock issued to the Seller pursuant to Section 3.2(d)(i) are assumed to have an aggregate value equal to $4,708,348 (the “Target Equity Value”) (based upon a target value equal to $4.00 per share of Parent Common Stock). In the event that the Average Share Price (as defined below) of the Parent Common Stock is less than $4.00 on the date that is eighteen (18) months following the Closing (the “Equity Value Determination Date”), then Parent shall, subject to the applicable Laws and regulatory requirements of the applicable exchange or market, within thirty (30) days after the Equity Value Determination Date (the “Additional Issue Date”), issue additional shares of Parent Common Stock to the Seller such that the aggregate value (based upon the Average Share Price determined on the Equity Value Determination Date) of the shares of Parent Common Stock issued (i) at Closing pursuant to Section 3.2(d)(i) and (ii) on the Additional Issue Date, shall equal no less than the excess (if any) of (A) the Target Equity Value over (B) the Surrendered Share True-Up Amount; provided, however, no such adjustment shall be necessary to the extent that the Average Share Price is greater than or equal to $4.00. As an example, (i) if the Average Share Price were equal to $3.50 as of the Equity Value Determination Date, Parent would be obligated to issue an additional 168,156 shares of Parent Common Stock (in the aggregate) (fractional shares will be rounded up to the nearest whole number) to the Seller on the Additional Issue Date (assuming the Seller had not surrendered any shares of Parent Common Stock prior to the Additional Issue Date in accordance with Section 11.4), (ii) if the Average Share Price were equal to $3.50 as of the Equity Value Determination Date and the Seller had surrendered 100,000 shares of Parent Common Stock prior to the Additional Issue Date in accordance with Section 11.4, Parent would be obligated to issue an additional 153,870 shares of Parent Common Stock (in the aggregate) to the Seller on the Additional Issue Date and

(iii) if the Average Share Price were equal to at least $4.00 as of the Equity Value Determination Date, Parent would not be obligated to issue any additional shares of Parent Common Stock to the Seller. For purposes hereof, the term “Average Share Price” shall mean the average, for the ten (10) consecutive trading days leading up to and including the Equity Value Determination Date, of the price per share of the Parent Common Stock (as determined by reference to the average of the bid and ask prices for the Parent Common Stock for such period, each as reported on the Over-The-Counter Pink Sheet Market). For purposes hereof, the term “Surrendered Share True-Up Amount” shall mean an amount equal to (i) the excess (if any) of $4.00 over the Average Share Price determined on the Equity Value Determination Date, multiplied by (ii) the number of shares of Parent Common Stock surrendered by the Seller prior to the Additional Issue Date pursuant to Section 11.4. Parent will take all actions necessary to ensure that any additional shares of Parent Common Stock that are issued to Seller on the Additional Issue Date (i) are issued in compliance with all applicable Laws and (ii) are, upon issuance, duly and validly issued, fully paid, non-assessable and free and clear of all Encumbrances (other than Encumbrances imposed under this Agreement or by Seller) In the event that such issuance requires any approvals (including any shareholder approvals from Parent’s shareholders) under applicable Laws and/or the regulatory requirements of the applicable exchange or market, then Parent will use its best efforts to obtain such approvals as soon as practicable and shall issue such additional shares promptly upon obtaining any such approvals. In the event that Parent is unable to obtain all required approvals and, as a result thereof, any additional shares of Parent Common Stock that Seller is entitled to receive have not been issued to Seller within ninety (90) days after the Equity Value Determination Date, then Parent shall, upon written request from Seller, deliver to Seller a promissory note (with terms substantially the same as the Earn-Out Note) in lieu of issuing additional shares of Parent Common Stock to Seller with the principal amount of such promissory note together with the value of the shares of Parent Common Stock issued to Seller at Closing (with such value determined based on the Average Share Price) being no less than the excess (if any) of (A) the Target Equity Value over (B) the Surrendered Share True-Up Amount.

(b) The Seller acknowledges and agrees that, in addition to any restrictions under applicable securities Laws, he shall be prohibited from (i) offering, selling, contracting to sell, assigning, transferring, pledging or otherwise disposing of (in each case, directly or indirectly) any shares of Parent Common Stock, or (ii) publicly disclosing the intention to make any such offer, sale, assignment, transfer, pledge or disposal without the prior written consent of Parent and the Purchaser; provided, however, that subject to any restrictions under applicable securities Laws:

(i) on or after the date that is six (6) months after the date on which the Seller acquires shares of Parent Common Stock, the Seller may transfer up to 50% of the shares of Parent Common Stock that have been held by the Seller for at least six (6) months;

(ii) on or after the date that is twelve (12) months after the date on which the Seller acquires shares of Parent Common Stock, the Seller may transfer up to 100% of the shares of Parent Common Stock that have been held by the Seller for at least twelve (12) months; and

(iii) Subject to compliance with all applicable securities Laws, the Seller may at any time after the Closing Date privately transfer shares of Parent Common Stock by gift or bequest or through inheritance to, or for the benefit of, any member or members of Seller’s Family Group (as defined below) or to a trust, partnership or limited liability company for the benefit of such members of his Family Group (provided that Seller is the trustee, managing or general partner or manager or managing member thereof). As used herein, Seller’s “Family Group” shall include (A) Seller and Seller’s spouse, (B) any brother or sister (and spouses, if any) of Seller and Seller’s spouse, and (C) any lineal descendant (whether natural or adopted) or ancestor or antecedent (and spouses, if any) of any of the Persons referred to in clauses (A) and (B) above.

(c) If the Average Share Price as of the Equity Value Determination Date is less than $2.50, then Parent, at Parent’s sole option, may elect to pay cash in a lump sum (or deliver a promissory note having terms substantially the same as the Earn-Out Note) to Seller on the Additional Issue Date in lieu of issuing additional shares of Parent Common Stock with the amount of such payment together with the value of the shares of Parent Common Stock issued to Seller at Closing (with such value determined based on the Average Share Price) being no less than the than the excess (if any) of (A) the Target Equity Value over (B) the Surrendered Share True-Up Amount. In the event, however, that Parent elects to issue shares of Parent Common Stock to Seller on the Additional Issue Date and, after taking into account such issuance, Seller (together with Seller’s Family Group) is then the beneficial holder of ten percent (10%) or more of the then-issued and outstanding shares of the Parent Common Stock (excluding any shares acquired by Seller outside the provisions of this Agreement), then Seller will, from and after such additional issuance:

(i) have piggyback registration rights to require Parent to register such shares of Parent Common Stock for public resale by Seller, such that at any time and from time to time Parent proposes to register any Parent Common Stock under the Securities Act in connection with an underwritten public offering of such Parent Common Stock, Parent will promptly give notice to the Seller of its intention to do so. Upon the request of the Seller within 30 days after receipt of any such notice from Parent, Parent will, in each instance, cause the Seller’s shares of Parent Common Stock to be registered under the Securities Act and registered or qualified, as the case may be, under any state securities laws. In connection with any underwritten offering of Parent Common Stock on behalf of Parent or any holders of Parent Common Stock, Parent is not required to include any Parent Common Stock held by the Seller unless the Seller agrees to the reasonable and customary terms of the underwriting. Parent will include in such registration (i) first, securities offered to be sold by Parent and by any holder of demand registration rights exercising such rights, (ii) second, the Parent Common Stock held by any holder of Parent Common Stock requesting piggyback registration rights, pro rata on the basis of the number of fully diluted shares of Parent Common Stock held (in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering), and (iii) third, any other securities requested to be included in such registration (in such quantity as will not, in the opinion of the underwriters, jeopardize the success of the offering); and

(ii) be entitled to designate one observer (which may be the Seller himself) to Parent’s Board of Directors, which observer will be entitled to attend all meetings of the Parent’s Board of Directors but shall not be permitted to vote on any matter presented to Parent’s Board of Directors at any such meeting.

9.6 Securities Law Compliance. Parent shall take such steps as may be necessary to comply with, and Seller shall use commercially reasonable efforts to assist Parent in complying with, the federal securities laws and with the securities and blue sky laws of all other jurisdictions that are applicable to the issuance of the Parent Common Stock hereunder. Without limiting the generality of the foregoing, Parent shall timely make any filings or notifications that are required to be made by Parent on or after the Closing Date with the Securities and Exchange Commission and/or the Texas State Securities Board as a result of the issuance of shares of Parent Common Stock hereunder. To the extent required from time to time by The Nasdaq Stock Market, Parent will use its commercially reasonable efforts to authorize for listing on the applicable trading market of Nasdaq the shares of Parent Common Stock issued hereunder.

9.7 Public Announcements. Upon consummation of the transactions contemplated hereby, except as required by applicable Law or stock exchange or similar rules, neither the Purchaser nor the Seller shall disclose the terms of or the existence of this Agreement (except to advisors, investors and financing sources who have a need to know or who are otherwise subject to a confidentiality restriction) without the prior written consent of the other party.

9.8 Lien Releases. Within sixty (60) days of the Closing Date, Seller shall obtain copies of any releases from third parties of any Encumbrances relating to the property of the Company and its Subsidiaries that were not delivered on the Closing Date pursuant to Section 8.1(g).

9.9 Release of Personal Guaranties. Within sixty (60) days of the Closing Date, the Purchaser shall obtain copies of any releases from third parties of any personal guarantees of Seller with respect to the Indebtedness of the Company and its Subsidiaries that were not delivered on the Closing Date pursuant to Section 8.2(n).

9.10 Further Assurances. Each party will execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as another party may reasonably request or as may be necessary or appropriate to consummate or implement the transactions contemplated by this Agreement or to evidence such events or matters; provided, however, that no party shall be required to execute an amendment hereof or to waive any of its rights or any breach hereunder. In addition, the Purchaser agrees to cooperate reasonably with the Seller to the extent the Seller requests access to documents, employees or data in the event that the Seller becomes the subject of an audit or investigation by a Governmental Authority.

ARTICLE X

TERMINATION

10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date:

(a) by mutual written consent of the Company, Coffman Disposal and the Purchaser;

(b) by either the Company or the Purchaser, if there shall be any Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or if any Order enjoining the Purchaser, Parent, the Company, Coffman Disposal or the Seller from consummating the transactions contemplated hereby is entered and such Order shall not have been vacated or stayed within thirty (30) days of the entry thereof;

(c) by the Purchaser if (i) at any time there has been a material misrepresentation, material breach of warranty or material breach of covenant on the part of the Company, Coffman Disposal or the Seller in any of the representations, warranties or covenants under this Agreement which breach is not curable, or, if curable, is not cured within ten (10) days after written notice of such breach is given to the Company; (ii) any of the conditions set forth in Section 8.1 hereof shall not have been met on or prior to July 24, 2012 or are otherwise incapable of being satisfied; or (iii) any event has occurred that could reasonably be likely to result in a Material Adverse Effect;

(d) by the Company if (i) there has been a material misrepresentation, material breach of warranty or material breach of covenant on the part of the Purchaser in any of the representations, warranties or covenants under this Agreement which breach is not curable, or if curable, is not cured within ten (10) days after written notice of such breach is given to the Purchaser; or (ii) any of the conditions set forth in Section 8.2 hereof shall not have been met on or prior to July 24, 2012 or are otherwise incapable of being satisfied; or

(e) by Purchaser or the Company, if the transactions contemplated herein shall not have been consummated on or before 5:00 p.m. Eastern Standard Time on July 13, 2012.

The party desiring to terminate this Agreement pursuant to this Section 10.1 shall give written notice of such termination to the other party in accordance with Section 12.5 hereof.

10.2 Effect of Termination. If this Agreement is terminated pursuant to Section 10.1 hereof, this Agreement shall become void and of no effect with no liability on the part of any party hereto, except that the agreements contained in this Section 10.2 and Article XII hereof shall survive the termination of this Agreement. Notwithstanding the foregoing, nothing in this Section 10.2 shall relieve any party to this Agreement of liability for a willful misrepresentation or breach of any provision of this Agreement and provided further that if it shall be judicially determined that the termination of this Agreement was caused by a willful misrepresentation or breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party found to have willfully breached this Agreement shall be responsible for payment or reimbursement of the other parties’ costs, fees and expenses related to the negotiation, preparation and execution of this Agreement and related consents, including attorneys’ fees and expenses.

ARTICLE XI

INDEMNIFICATION

11.1 Survival of Representations, Warranties and Covenants.

(a) Except as to (i) the representations and warranties contained in Sections 4.1, 5.2 and 6.2 (Authority; Enforceability); 4.2, 5.3 and 6.3 (No Conflicts); 4.4 (Ownership of Shares); 4.5, 5.26 and 6.9 (No Brokers or Finders); 5.1 (Organization and Qualification); 5.6 (Capitalization; Subsidiaries); 5.15 (Assets); 6.1 (Organization; Standing and Power); and 6.5 (Capitalization), which shall in each case survive the Closing and remain in effect indefinitely (the representations and warranties described in this clause (i) collectively being, the “Fundamental Representations”), (ii) the representations and warranties contained in Sections 5.13 (Taxes); 5.14 (Benefit Plans; ERISA); and 5.19 (Environmental Matters), which shall in each case survive the Closing and remain in effect until three (3) months after the expiration of the applicable statute of limitations (or indefinitely, to the extent no applicable statute of limitations exists) (the representations and warranties described in this clause (ii) collectively being, the “Compliance Representations”), and (iii) claims for indemnification related to fraud, intentional misrepresentations (including, without limitation, with respect to any known but undisclosed Liabilities), intentional acts or willful misconduct, which shall survive the Closing and remain in effect indefinitely, the representations and warranties contained in this Agreement, any Ancillary Agreement or any other certificate or other document delivered in connection herewith or therewith shall survive the Closing until the expiration of eighteen (18) months from the Closing Date. Any claim for indemnification with respect to any of such matters which is not asserted by notice given as herein provided relating thereto within such specified period of survival may not be pursued and is hereby irrevocably waived after such time. Any claim for an Indemnifiable Loss asserted within such period of survival as herein provided will be timely made for purposes hereof.

(b) Unless a specified period is set forth in this Agreement (in which event such specified period will control), the covenants in this Agreement will survive the Closing indefinitely.

11.2 Limitations on Liability.

(a) For purposes of this Agreement, (i) “Indemnity Payment” means any amount of Indemnifiable Losses required to be paid pursuant to this Agreement, (ii) “Indemnitee” means any Person entitled to indemnification under this Agreement, (iii) “Indemnifying Party” means any Person required to provide indemnification under this Agreement, (iv) “Indemnifiable Losses” means any and all damages, losses, Liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Authority), including without limitation the costs and expenses of any and all actions, suits, proceedings, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ fees and expenses in connection therewith, and (v) “Third Party Claim” means any claim, demand, action or proceeding made or brought by any Person who or which is not a party to this Agreement or an Affiliate of a party to this Agreement. Except in the case of Third Party Claims, no Indemnifying Party will be liable under this Article XI for any diminution in value or punitive or other special damages by reason of a breach of any representation, warranty, covenant or indemnity contained herein.

(b) Subject to Section 11.2(d) below, no Indemnitee will be entitled to make a claim against an Indemnifying Party in respect of any breach of a representation or warranty under Sections 11.3(a)(i), 11.3(b)(i) or 11.3(c)(i) unless and until the aggregate amount of claims in respect of breaches of representations and warranties asserted for Indemnifiable Losses under Section 11.3(a)(i), 11.3(b)(i) or 11.3(c)(i), as applicable, exceeds $150,000, in which event the Indemnitee will be entitled to make a claim against the Indemnifying Party only in the amount by which all Indemnifiable Losses exceed $150,000.

(c) Subject to Section 11.2(d) below, neither the Seller, the Company nor the Purchaser shall have any liability under or in connection with this Agreement for Indemnifiable Losses pursuant to Sections 11.3(a)(i), 11.3(b)(i) or 11.3(c)(i) in excess of a cap equal to twenty percent (20%) of the Final Purchase Price; provided, however, that such cap in the case of any breaches of the (i) Fundamental Representations shall be the Final Purchase Price and (ii) Compliance Representations shall be fifty percent (50%) of the Final Purchase Price.

(d) Anything to the contrary herein notwithstanding, the limitations set forth in (A) Section 11.2(b) shall not apply to Indemnifiable Losses related to indemnification claims under Section 11.3(a)(i), (b)(i) or (c)(i) arising out of, relating to or incurred as a result of (i) fraud, intentional misrepresentations, intentional acts or willful misconduct, (ii) a breach of the Fundamental Representations or (iii) a breach of the Compliance Representations and (B) Section 11.2(c) shall not apply to Indemnifiable Losses related to indemnification claims under Section 11.3(a)(i), (b)(i) or (c)(i) arising out of, relating to or incurred as a result of fraud, intentional misrepresentations, intentional acts or willful misconduct.

(e) Each Indemnitee agrees to use its best efforts to pursue applicable claims under or pursuant to any insurance coverage in connection with any Indemnifiable Loss. If the amount of any Indemnifiable Loss, at any time subsequent to the making of an Indemnity Payment, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other Person, in each case which is actually received by the Indemnitee, the amount of such reduction, less any costs, expenses, premiums or taxes incurred in connection therewith will promptly be repaid by the Indemnitee to the Indemnifying Party, and net of any costs or expenses (including reasonable attorneys’ fees) incurred in connection with collecting such amount (including any increased premium costs resulting therefrom); provided, however, that the foregoing shall not (i) require an Indemnitee to proceed or seek action or recovery from any such third party as a requirement hereunder or as a condition to seeking or recovering indemnification from any Indemnifying Party hereunder, or (ii) be construed or interpreted as a guaranty of any level or amount of insurance recovery with respect to any Indemnifiable Losses hereunder or as a requirement to maintain any insurance or to make any claim for insurance as a condition to any indemnification hereunder.

(f) Each of the representations and warranties that contains any “Material Adverse Effect,” “material” or similar materiality qualifications shall be read as though such qualifications were not contained therein for the purposes of determining the amount of Indemnifiable Losses to which such Indemnitee may be entitled under this Article XI.

(g) Seller and the Company hereby expressly disclaim all, and Purchaser and Parent hereby agree that Seller and the Company shall have no, liability or responsibility for any representation, warranty, statement or communication made or communicated (orally or in writing, including, without limitation any opinion, information, projection or advice that may have been provided to Purchaser or Parent by any officer, director, employee, agent, consultant, representative or advisor of the Company, the Company’s Subsidiaries, Seller or any of their respective Affiliates) to Purchaser, Parent or any of their Affiliates, employees, agents, consultants or representatives other than as expressly set forth in this Agreement and the agreements contemplated hereby, except with respect to fraud and/or intentional misconduct.

(h) Notwithstanding anything to the contrary in this Agreement, (i) no investigation by the Purchaser shall affect the representations and warranties of the Company or the Seller under this Agreement or contained in any document, certificate or other writing furnished or to be furnished to the Purchaser in connection with the transactions contemplated hereby, and (ii) such representations and warranties shall not be affected or deemed waived by reason of the fact that the Purchaser knew or should have known that any of the same is or might be inaccurate in any respect.

(i) The Seller hereby agrees that he will not make any claim for indemnification of D&O Indemnified Liabilities (as hereinafter defined) against the Purchaser, the Company or any of their respective Subsidiaries by reason of the fact that the Seller was a controlling person, director, manager, officer, stockholder, employee, agent or representative of the Company or any Subsidiary or was serving as such for another Person at the request of the Company or any Subsidiary (whether such claim is pursuant to any statute, organizational document, contractual obligation or otherwise) with respect to any claim brought by an Indemnitee against the Seller under Article XI to the extent the Seller is finally determined to have an indemnification obligation with respect to such claim. In the event the Seller is finally determined to be liable for indemnification to an Indemnitee under this Article XI, the Seller expressly waives any right of subrogation, contribution, advancement, indemnification or other claim, against the Purchaser, the Company, or any their respective Subsidiaries with respect to any amounts owed by the Seller with respect to such matter pursuant to this Article XI. For purposes hereof, “D&O Indemnified Liability” shall mean, with respect to any Person and with respect to any matter related to a claim for indemnification under this Article XI by an Indemnitee, any Indemnifiable Losses to the extent based on or arising under the directors and officers indemnification provisions of the organizational documents of the Company or its Subsidiaries as a result of the fact that such Person is or was a director, officer, employee or agent of the Company or any of its Subsidiaries or is or was serving at the request of the

Company or any of its Subsidiaries as a director, manager, officer, employee or agent of another corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise or by reason of anything done or not done by such person in any such capacity whether pertaining to any act or omission occurring or existing prior to or at the Closing and whether asserted or claimed prior to, at or after the Closing.

11.3 Indemnification.

(a) Subject to this Article XI, the Seller agrees to indemnify, defend and hold harmless the Purchaser, Parent, the Company, its Subsidiaries, and their respective directors, managers, officers, Affiliates, employees, agents, stockholders, members and representatives from and against any and all Indemnifiable Losses, without duplication, to the extent relating to, resulting from or arising out of:

(i) any breach of a representation or warranty of the Seller under the terms of this Agreement, any Ancillary Agreement, or any certificate or other document delivered pursuant hereto; and

(ii) any breach or nonfulfillment of any agreement or covenant of the Seller under the terms of this Agreement or any Ancillary Agreement.

(b) Subject to this Article XI, until the Closing, each of the Company and Coffman Disposal jointly and severally agrees, and, after the Closing, the Seller agrees to indemnify, defend and hold harmless the Purchaser, Parent and their respective directors, managers, officers, Affiliates, employees, agents, stockholders, members and representatives from and against any and all Indemnifiable Losses, without duplication, to the extent relating to, resulting from or arising out of:

(i) any breach of a representation or warranty of the Company or any of its Subsidiaries under the terms of this Agreement, any Ancillary Agreement, or any certificate or other document delivered pursuant hereto;

(ii) any breach or nonfulfillment of any agreement or covenant of the Company or any of its Subsidiaries under the terms of this Agreement or any Ancillary Agreement;

(iii) any matters specified in Annex VII; and

(iv) all Taxes (or the non-payment thereof) of (A) the Company and its Subsidiaries for the Pre-Closing Tax Period, (B) any member of an affiliated, consolidated, combined or unitary group of which the Company or any of its Subsidiaries (or any predecessor of any of the foregoing) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 or any analogous or similar Law and (C) any Person (other than the Company and its Subsidiaries) imposed on the Company or any of its Subsidiaries as a transferee or successor, by Contract or pursuant to any Law which Taxes relate to an event or transaction occurring before the Closing Date; provided, however, that neither the

Company nor the Seller shall be obligated to indemnify any Person hereunder for any amount in connection with matters described in this clause (iv) to the extent such amount has previously been taken into account in determining the Initial Purchase Price in accordance with Section 2.2, as an adjustment to the Initial Purchase Price in accordance with Section 2.3 or is incurred as a result of the 338(h)(10) Election.

(c) Subject to this Article XI, each of Parent and the Purchaser jointly and severally agrees to indemnify, defend and hold harmless the Seller, and until the Closing, the Company, its Subsidiaries, and their or its respective directors, officers, Affiliates, partners, employees, agents or representatives from and against any and all Indemnifiable Losses, without duplication, to the extent relating to, resulting from or arising out of:

(i) any breach of representation or warranty of Parent or the Purchaser under the terms of this Agreement, any Ancillary Agreement, or any certificate or other document delivered pursuant hereto;

(ii) any breach or nonfulfillment of any agreement or covenant of Parent or the Purchaser under the terms of this Agreement or any Ancillary Agreement; and

(iii) all Taxes (or the non-payment thereof) of the Company and its Subsidiaries for all Tax periods following the Pre-Closing Tax Period and any Taxes of the Company and its Subsidiaries incurred as a result of the 338(h)(10) Election.

(d) Any indemnity payment to be made by Seller pursuant to this Agreement shall be reduced by any Tax Benefit realized on or prior to the date such payment is due as a result of the adjustment or event giving rise to such indemnity payment; provided, however, that if a Tax Benefit is realized after Seller has already made one or more indemnity payments (“Prior Payments”) pursuant to this Agreement, Purchaser shall first pay to Seller the amount of the Tax Benefit (up to the amount of such Prior Payments) no later than fifteen (15) calendar days after such Tax Benefit is realized, and any excess of the Tax Benefit over the Prior Payments shall be applied to reduce any future indemnity payments to be made by Seller pursuant to this Agreement. For purposes of this Agreement, a “Tax Benefit” means the reduction of Tax liabilities (calculated on the basis of the actual reduction in cash payments for Taxes) resulting from an increase in deductions, losses or tax credits or decrease in the income, gain or recapture of tax credits as actually reported by Purchaser, in accordance with applicable Law in its reasonable discretion, in any taxable period (or portions thereof) subsequent to the Closing Date.

11.4 Recourse Against Escrow Fund. In the event of any claim by any Indemnitee against the Seller for Indemnifiable Losses under Section 11.3(a) or 11.3(b), such Indemnitee shall seek payment first out of the Escrow Fund; and then, if the Escrow Fund has been reduced to zero pursuant to this Section 11.4, such Indemnitee shall then be entitled to seek payment directly from the Seller for Indemnifiable Losses under Section 11.3(a) or 11.3(b), subject to the terms and provisions of this Article XI. In addition, in the event that the Escrow Fund has been exhausted and an Indemnitee proceeds directly against Seller for an Indemnifiable Loss, Seller may (at Seller’s sole option) surrender shares of Parent Common Stock to such Indemnitee in partial satisfaction of such Indemnifiable Loss and, in such event, (i) any shares of Parent Common Stock that are so surrendered (A) prior to the Additional Issue Date shall have an agreed upon value of $4.00 per share and (B) on or after the Additional Issue Date shall have an agreed upon value per share equal to the average, for the ten (10) consecutive trading days leading up to and including the date on which such shares of Parent Common Stock are surrendered, of the price per share of the Parent Common Stock as determined by reference to the average of the bid and ask prices for the Parent Common Stock for such period, each as reported on the Over-The-Counter Pink Sheet Market and (ii) the number of shares that Seller may surrender shall bear the same proportionate relationship to the amount of the Indemnifiable Loss as the total number of shares of Parent Common Stock received by Seller at Closing under Section 3.2(b) bore to the amount of the Initial Purchase Price received by Seller at Closing.

11.5 Defense of Claims.

(a) If any Indemnitee receives notice of assertion or commencement of any Third Party Claim or initiates any action that would reasonably be expected to give rise to a Third Party Claim against such Indemnitee with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof. Such notice will describe the Third Party Claim in reasonable detail, will include copies of all material written evidence thereof and will indicate the estimated amount, if reasonably practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee. The Indemnifying Party will have the right to participate in, or, by giving written notice to the Indemnitee, to assume, the defense of any Third Party Claim at such Indemnifying Party’s own expense and by such Indemnifying Party’s own counsel if: (i) the Indemnifying Party acknowledges its obligation to indemnify the Indemnitee for any Indemnifiable Losses resulting from such Third Party Claim, (ii) such Third Party Claim involves (and continues to involve) solely monetary damages which are not reasonably likely to exceed the applicable amount (if any) in Section 11.2(c); (iii) such Third Party Claim does not relate to or arise in connection with any criminal action or the Indemnitee’s relationship with any customer, supplier or employee; and (iv) the Indemnifying Party makes reasonably adequate provision to satisfy the Indemnitee of the Indemnifying Party’s ability to defend, satisfy and discharge such Third Party Claim (collectively, the “Defense Conditions”). In such event, the Indemnifying Party shall from time to time apprise the Indemnitee of the status of the Third Party Claim and shall furnish the Indemnitee with such documents and information filed or delivered in connection with such claim, Liability or expense as the Indemnitee may reasonably request.

(b) If, within ten (10) calendar days after giving notice of a Third Party Claim or potential Third Party Claim to an Indemnifying Party pursuant to Section 11.5(a), an Indemnitee receives written notice from the Indemnifying Party that the Indemnifying Party has elected to assume the defense of such Third Party Claim or potential Third Party Claim as provided in the last sentence of Section 11.5(a) and the Defense Conditions are satisfied, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third Party Claim within five (5) calendar days after receiving written notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, if the Indemnifying Party has not undertaken fully to indemnify the Indemnitee in respect of all Indemnifiable Losses relating to the matter or if any of the Defense Conditions cease to be satisfied for any reason, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all costs or expenses paid or incurred in connection therewith (including reasonable attorneys’ fees), and Indemnitee shall have the right to compromise or settle such Third Party Claim with the consent of the Indemnifying Party (which consent shall not be unreasonably withheld). If the Defense Conditions are satisfied and the Indemnifying Party elects to assume and control the defense of a Third Party Claim as provided herein, then: (i) the Indemnifying Party will not be liable for any settlement of such Third Party Claim effected without its consent, which consent will not be unreasonably withheld or delayed; (ii) the Indemnifying Party may settle such Third Party Claim without the consent of the Indemnitee only if (A) all monetary damages payable in respect of the Third Party Claim are paid by the Indemnifying Party, (B) the Indemnitee receives a full, complete and unconditional release in respect of the Third Party Claim without any admission or finding of obligation (other than the obligation to pay the settlement amount under such agreement), liability, fault or guilt (criminal or otherwise) with respect to the Third Party Claim, and (C) no injunctive, extraordinary, equitable or other relief of any kind is imposed on the Indemnitee or any of its Affiliates; and (iii) the Indemnifying Party may otherwise settle such Third Party Claim only with the consent of the Indemnitee, which consent will not unreasonably be withheld or delayed. Notwithstanding anything herein stated, the Indemnitee shall at all times have the right to fully participate in such defense at its own expense directly or through counsel; provided, however, that the reasonable fees and expenses of such separate counsel shall be borne by the Indemnifying Party if (i) the Indemnifying Party has failed to assume the defense within the period provided herein, (ii) there exists a conflict between the interests of the Indemnifying Party and the Indemnitee, (iii) a defense exists for the Indemnitee which is not available to the Indemnifying Party, or (iv) the employment of such counsel at the expense of the Indemnifying Party has been specifically authorized by the Indemnifying Party in writing. If the Defense Conditions are not satisfied, the Indemnitee may assume the exclusive right to defend, compromise or settle such Third Party Claim, but the Indemnifying Party will not be bound by any determination of a Third Party Claim so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld or delayed); provided, that the Indemnitee will not be required to obtain any consent of the Indemnifying Party to the determination of such Third Party Claim (and will not prejudice its right to be indemnified with respect to such Third Party Claim by determining such Third Party Claim) if the Indemnifying Party is disputing in any manner its obligation to indemnify the Indemnitee in respect of such Third Party Claim.

(c) A failure to give timely notice or to include any specified information in any notice as provided in Sections 11.5(a) or 11.5(b) will not affect the rights or obligations of any party hereunder except and only to the extent that, as a result of such failure, any party which was entitled to receive such notice was deprived of its right to recover any payment under its applicable insurance coverage or was otherwise materially damaged as a result of such failure.

(d) The Indemnifying Party will have a period of fifteen (15) calendar days within which to respond in writing to any written claim by an Indemnitee on account of an

Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”). If the Indemnifying Party does not so respond within such fifteen (15) calendar day period, the Indemnifying Party will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to the Indemnitee on the terms and subject to the provisions of this Article XI.

11.6 Exclusive Remedy. The parties acknowledge that the indemnities provided for in this Article XI shall be the sole and exclusive remedy of any Indemnitee against any Indemnifying Party by contract, statute or otherwise, at law or equity, for any claim, cause of action or other matter arising from any breach by Purchaser, Parent, the Company or Seller, as applicable, of any of its representations, warranties, covenants or other agreements under this Agreement or the transactions contemplated hereby (other than for fraud or intentional misrepresentations).

11.7 Treatment of Indemnification Payments. All indemnification payments made under this Agreement (other than any post-closing interest payment) will be treated by the parties as an adjustment to the Final Purchase Price unless otherwise required by applicable Law.

ARTICLE XII

GENERAL PROVISIONS

12.1 Expenses. Except as otherwise provided herein (including, without limitation, Section 2.3, Section 9.4, Article X and Article XI), whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses; provided that if the transactions contemplated by this Agreement have been consummated, all expenses of the Seller or the Company incurred prior to the Closing Date relating to the preparation and negotiation of this Agreement paid or agreed to be paid by the Company or for which the Company is otherwise liable shall be deducted from the determination of the Initial Purchase Price as “Seller Expenses” as provided in Section 2.2.

12.2 Amendment. This Agreement may be amended or modified in whole or in part at any time by an agreement in writing among the Company, Coffman Disposal, the Purchaser and the Seller.

12.3 Waiver. Any term or provision of this Agreement may be waived in writing at any time by the Company, Coffman Disposal, the Seller, Parent or the Purchaser, as applicable, as such waiver relates to a benefit of such party under this Agreement. Any waiver effected pursuant to this Section 12.3 shall be binding. No failure to exercise and no delay in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege preclude the exercise of any other right, power or privilege. No waiver of any breach of any covenant or agreement hereunder shall be deemed a waiver of a preceding or subsequent breach of the same or any other covenant or agreement. The rights and remedies under this Agreement are in addition to all other rights and remedies, whether at law, in equity or otherwise, that any party may have against another.

12.4 Parent Guaranty. In addition to Parent’s obligation to perform its own covenants and agreements contained herein and in the Ancillary Agreements, Parent hereby agrees that it will be liable and responsible for, and will cause Purchaser to timely perform, all of Purchaser’s covenants and agreements set forth in this Agreement and in the Ancillary Agreements.

12.5 Notices. Unless otherwise provided herein, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon personal delivery to the party to be notified (whether by courier or fax) or one (1) Business Day following timely deposit with a reputable international overnight courier with overnight delivery instructions at the address indicated below or at such other address as such party may designate by ten (10) days’ advance written notice to the other parties pursuant to these provisions.

If to the Parent or Purchaser or, following the Closing, the Company:

Frontier Acquisition I, Inc.

3030 LBJ Parkway, Suite 1320

Dallas, TX 75234

Fax: (972) 243-2066

Attention: Timothy P. Burroughs

with a copy to:

Patton Boggs LLP

2000 McKinney Avenue, Suite 1700

Dallas, TX 75201

Fax: (214) 758-1550

Attention: David P. McLean

If to the Company or Coffman Disposal prior to the Closing:

Chico Coffman Tank Trucks, Inc.

503 West Sherman Street

Chico, TX 76431

Fax: (940) 644-2735

Attention: Jimmy D. Coffman

with a copy to:

Munsch Hardt Kopf & Harr, P.C.

3800 Lincoln Plaza

500 N. Akard Street

Dallas, TX 75201

Fax: (214) 855-7584

Attention: Mark A. Kopidlansky

If to the Seller:

Jimmy D. Coffman

P.O. Box 262

Chico, TX 76431

with a copy to:

Munsch Hardt Kopf & Harr, P.C.

3800 Lincoln Plaza

500 N. Akard Street

Dallas, TX 75201

Fax: (214) 855-7584

Attention: Mark A. Kopidlansky

12.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Facsimile and .pdf signatures to this Agreement shall be acceptable and binding.

12.7 Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the Laws of the State of Texas, without regard to conflicts of law principles.

12.8 Entire Agreement. The terms of this Agreement (including the Exhibits and Schedules hereto) and other documents and instruments referenced herein are intended by the parties as a final expression of their agreement with respect to the subject matter hereof and thereof and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement.

12.9 No Third Party Rights. Other than as expressly set forth in this Agreement (including, without limitation, the Persons entitled to receive indemnification under Article XI and the Persons entitled to the benefits of the release in Section 9.4), the parties do not intend to confer any benefit hereunder on any Person other than the parties hereto.

12.10 Titles and Headings. Titles and headings of sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

12.11 Assignment. This Agreement and the rights, duties and obligations hereunder may not be assigned by any of the parties without the prior written consent of the other parties, and any attempted assignment without consent shall be void. In the case of the Company or the Seller, such an assignment shall be deemed to include an assignment by operation of law. Notwithstanding the foregoing, the Purchaser may (i) at any time prior to the Closing, at its sole discretion, in whole or in part assign its rights pursuant to this Agreement, including the right to purchase the Shares, to one or more of its direct or indirect wholly owned Subsidiaries, and (ii)

designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder and Parent shall remain liable for its obligations hereunder). In addition, notwithstanding the foregoing, the Purchaser (A) may assign any or all of its rights and obligations under this Agreement to any buyer of all or substantially all of the assets of the Purchaser and (B) may assign any or all of its rights under this Agreement to any lender to the Purchaser, the Company or any of their respective Subsidiaries as security for indebtedness to any such lender.

12.12 Successors and Assigns. Subject to Section 12.11, this Agreement and the provisions hereof shall be binding upon each of the parties and their permitted successors and assigns.

12.13 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable Law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.14 Dispute Resolution; Forum. Except for the dispute resolution procedures otherwise set forth in Sections 2.3, 2.4 and 9.3 and the rights of the parties to seek equitable remedies, each party agrees that any suit, action or proceeding brought by such party against the other in connection with or arising from this Agreement (“Judicial Action”) shall be brought against any of the parties only in any United States federal or state court located in Dallas County, Texas and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Judicial Action and waives any objection to venue laid therein. Process in any such Judicial Action proceeding may be served on any party anywhere in the world, whether within or without the State of Texas. Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 12.5, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

12.15 Waiver of Jury Trial. NO PARTY TO THIS AGREEMENT OR ANY ASSIGNEE, SUCCESSOR, HEIR OR PERSONAL REPRESENTATIVE OF A PARTY SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER LITIGATION PROCEDURE BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE ANCILLARY AGREEMENTS OR THE DEALINGS OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION 12.15 HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HERETO HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY HERETO THAT THE PROVISIONS OF THIS SECTION 12.15 WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

12.16 Certain Interpretive Matters and Definition.

(a) Unless the context otherwise requires, (i) all references to Sections, Articles or Schedules are to Sections, Articles or Schedules of or to this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) “or” is disjunctive but not necessarily exclusive, (iv) words in the singular include the plural and vice versa, (v) each accounting term not otherwise defined herein has the meaning assigned to it in accordance with GAAP, and (vi) the word “including” and similar terms following any statement will not be construed to limit the statement to matters listed after such word or term, whether or not a phrase of nonlimitation such as “without limitation” is used. All references to “$” or dollar amounts will be to lawful currency of the United States of America.

(b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

12.17 Counsel. It is acknowledged by each of the parties hereto that Seller, the Company and Coffman Disposal have retained Munsch Hardt Kopf & Harr, P.C. to act as their counsel in connection with the transactions contemplated hereby and that Munsch Hardt has not acted as counsel for any other Person in connection with the transactions contemplated hereby. Parent and Purchaser hereby agree that if a dispute arises after the Closing between Seller, on the one hand, and Parent, Purchaser or any of their Affiliates (including, after the Closing, the Company, Coffman Disposal or any of their Subsidiaries), on the other hand, then Munsch Hardt may represent Seller in such dispute and all of the parties hereto hereby waive, on behalf of themselves and each of their Affiliates, any conflict of interest in connection with such representation.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed and delivered as of the date first set forth above.

PARENT:

FRONTIER OILFIELD SERVICES INC.

By:	/s/ Tim Burroughs
Name:	Tim Burroughs
Title:	President & CEO

PURCHASER:

FRONTIER ACQUISITION I, INC.

By:	/s/ Tim Burroughs
Name:	Tim Burroughs
Title:	President & CEO

COMPANY:

CHICO COFFMAN TANK TRUCKS, INC.

By:	/s/ J D. Coffman
Name:	J D. Coffman
Title:	President

COFFMAN DISPOSAL:

COFFMAN DISPOSAL, L.L.C.

By:	/s/ J D. Coffman
Name:	J. D. Coffman
Title:	President

SELLER:

/s/ J.D. Coffman
JIMMY D. COFFMAN